SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Exchange Act of 1934 (Amendment No.  )

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Lockheed Martin Corporation

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Proxy Statement

Notice of 2002
Annual Meeting of Stockholders

April 25, 2002

LOCKHEED MARTIN

Lockheed Martin Corporation
6801 Rockledge Drive Bethesda, MD 20817
Vance D. Coffman
Chairman and
Chief Executive Officer

March 20, 2002

Dear Fellow Stockholders:

I hope you will plan to attend Lockheed Martin’s 2002 Annual Meeting of Stockholders, which will be held at 10:30 a.m. on Thursday, April 25, 2002 at the San Diego Marriott Hotel, 333 W. Harbor Drive, San Diego, California. You are invited to join the Board of Directors and representatives of senior management at a reception beginning at 10:00 a.m. For stockholders not able to join us in person, I invite you to listen in to the Annual Meeting, which will be webcast through the Lockheed Martin website, www.lockheedmartin.com/investor.

At the meeting, I’ll report to you on Lockheed Martin’s 2001 performance. The meeting will also include discussion and voting on matters set forth in the accompanying Notice of Annual Meeting and Proxy Statement. We will also say good-bye to our colleagues James F. Gibbons and Caleb B. Hurtt, who will be retiring from the Board of Directors following this year’s Annual Meeting. Their contributions to Lockheed Martin have been extensive and they will be truly missed.

Your vote is important. Please be sure your shares are represented at the meeting by returning your voting instructions. Please alert us to your planned attendance at the meeting by marking the appropriate box on the proxy solicitation/voting instruction card, or by indicating your plans when you cast your vote by internet or telephone.

I look forward to seeing you in San Diego.

Sincerely,

Vance D. Coffman

LOCKHEED MARTIN CORPORATION

6801 Rockledge Drive

Bethesda, Maryland 20817

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME	10:30 a.m. Pacific time (Stockholder reception begins at 10:00 a.m.) Thursday, April 25, 2002

PLACE	San Diego Marriott Hotel 333 W. Harbor Drive San Diego, California 92101-7700

WEBCAST	A live webcast of the Annual Meeting will feature audio of management presentations, and video of presentation charts. The webcast can be accessed on the Lockheed Martin website, www.lockheedmartin.com/investor.

ITEMS OF BUSINESS	(1) Election of directors to serve on the Board for a one-year term ending at next year’s annual meeting.
(2) Ratification of the appointment of Ernst & Young LLP as our independent auditors for this year.
(3) Five stockholder proposals shown and discussed in the accompanying proxy statement.
(4) Consideration of any other matters which may properly come before the meeting.

RECORD DATE	Holders of Lockheed Martin Corporation common stock of record at the close of business on March 4, 2002, are entitled to vote at the meeting.

ANNUAL REPORT	The Corporation’s 2001 annual report, which is not part of the proxy soliciting materials, is enclosed.

PROXY VOTING	It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning the proxy card sent to you. Most stockholders can also vote their shares over the internet or by telephone. If internet or telephone voting is available to you, voting instructions are printed on the proxy card sent to you.

Lillian M. Trippett
Vice President, Corporate Secretary and
Associate General Counsel

March 20, 2002

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View Future Annual Reports and Proxy Statements Online and Reduce Mailing Costs

Stockholders wishing to view future annual reports and proxy statements over the internet rather than receiving copies in the mail should complete the online consent form at http://www.econsent.com/lmt. Your request for electronic transmission will remain in effect for all future annual reports and proxy statements unless it is withdrawn through written notification to EquiServe Trust Company, N.A., (P. O. Box 2500, Jersey City, New Jersey 07303-2500).

Requests for Written Copies of 2001 Annual Report

We will provide without charge a copy of our Annual Report on Form 10-K for the year ended December 31, 2001, filed with the Securities and Exchange Commission upon the written request of any record holder or beneficial owner of common stock entitled to vote at the Annual Meeting of Stockholders. Requests should be mailed to James R. Ryan, Vice President Investor Relations, Lockheed Martin Corporation, 6801 Rockledge Drive, Bethesda, Maryland 20817, by calling Lockheed Martin Shareholder Direct at 1-800-568-9758 or by accessing the Lockheed Martin website at http://www.lockheedmartin.com/investor. The Securities and Exchange Commission also maintains a website at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants including Lockheed Martin.

Annual Meeting Admission

An admission ticket or proof of ownership (such as a recent brokerage statement or letter from your broker) is required for admission to the meeting. A detachable admission ticket is attached to your proxy solicitation/voting instruction card. Internet voters will be guided to a site where they will be able to print an admission ticket.

ii

GENERAL INFORMATION

Lockheed Martin’s Annual Meeting of Stockholders (“Annual Meeting”) will be held at 10:30 a.m. Pacific time on Thursday, April 25, 2002 at the San Diego Marriott Hotel, 333 W. Harbor Drive, San Diego, California. The purposes of the Annual Meeting are set forth in the Notice of Annual Meeting of Stockholders. Your vote is important.

Our principal executive office is located at 6801 Rockledge Drive, Bethesda, Maryland 20817. This proxy statement, the proxy solicitation/voting instruction card and the notice of the Annual Meeting will be sent to our stockholders commencing March 20, 2002.

VOTING INFORMATION

We are soliciting your vote on the election of directors, ratification of appointment of the independent auditors and five stockholder proposals. Stockholders as of the close of business on the record date, March 4, 2002, are entitled to vote at the Annual Meeting. On March 4, 2002, there were 446,449,541 shares outstanding of Lockheed Martin’s common stock, $1.00 par value per share. Each share outstanding on the record date (including shares held through Direct Invest, our dividend reinvestment and stock purchase plan or through our employee benefit plans) is entitled to one vote on each proposal presented at the Annual Meeting. The number of shares held in your account(s) is included in the proxy sent to you.

How to Vote

You may vote your proxy by internet, telephone or mail, as explained below. Doing so does not limit your right to vote at the Annual Meeting. If your shares are held in the name of a broker, bank or other holder of record, you will be provided voting instructions from the holder of record.

•	INTERNET: Access the internet voting site at http://www.eproxyvote.com/lmt, 24 hours a day. Instructional screen prompts will guide you through the voting process and a confirmation of your voting selections will be required before your vote is recorded.

•	TELEPHONE: Dial toll free 1-877-779-8683, 24 hours a day (or 1-201-536-8073 toll call outside of U.S.). Voice prompts will guide you through the voting process and a confirmation of voting selections will be required before your vote is recorded.

•	PROXY SOLICITATION/ VOTING INSTRUCTION CARD (“PROXY CARD”): Simply mark, date and sign the proxy card and return it to EquiServe Trust Company, N.A. in the postage-paid envelope provided. To vote in accordance with the Board of Directors’ recommendations, simply sign and date the proxy card and return it in the postage-paid envelope provided.

VOTING INFORMATION

How to Revoke a Vote

You may revoke your vote at any time before the Annual Meeting by resubmitting your vote by internet, telephone or mail; by voting a ballot at the meeting; or by specifically revoking your vote in a letter to the Secretary of the Corporation at our principal executive office or at the Annual Meeting. Your personal attendance at the meeting does not revoke your proxy.

Voting Representation and Tabulation

A quorum, or majority of the shares outstanding and entitled to vote, is necessary to conduct the meeting, elect directors and adopt the proposals set forth in the next section. A quorum will be determined by the number of shares represented by persons attending the meeting and by properly executed and returned proxies.

Votes at the Annual Meeting will be tabulated by two independent judges of election from EquiServe Trust Company, N.A. An abstention will not be counted “for” or “against” a proposal but will be counted for the purpose of determining the existence of a quorum. Because our bylaws require the affirmative vote of a majority of the votes entitled to be cast at a meeting to authorize action on any matter, abstentions have the effect of a vote against a proposal. Accordingly, votes withheld from director-nominees are tabulated as votes against the director-nominees in the election of directors proposal.

Under the rules of the New York Stock Exchange, if your shares are held by a broker, you must give specific voting instructions to the broker on how you wish to vote with regard to election of directors and ratification of appointment of independent auditors described later in this proxy statement, or the broker may vote your shares at his or her discretion. Conversely, the New York Stock Exchange rules do not allow your broker to use his or her discretion to vote on the five stockholder proposals, so without specific instructions from you on how you wish to vote, a “broker non-vote” may result which has the effect of a negative vote on these proposals.

If you hold shares through one of our defined contribution plans, you may instruct a plan fiduciary on how you wish to vote shares allocated to your account. If you don’t provide instructions, your allocated shares will be voted at the applicable plan fiduciary’s discretion. In addition, if you are a participant in our Salaried Savings Plan, you will be asked to indicate whether you elect to direct a plan fiduciary as to the voting of a portion of unallocated shares held by the plan’s trust. Unallocated shares for which no instructions are received will be voted by a plan fiduciary in the same proportion as unallocated shares for which instructions are received. If you are a plan participant, you will receive separate information from a plan fiduciary concerning how you can instruct the applicable plan fiduciary.

ELECTION OF DIRECTORS

There are eleven nominees for election to the Board of Directors this year, and their biographical information is provided below. Although fewer nominees are named than the number fixed by the Corporation’s charter and bylaws, proxies cannot be voted for a greater number of persons than the number of nominees named. Eleven individuals rather than twelve have been nominated because the process of identifying qualified candidates is still ongoing. Candidates identified after the 2002 Annual Meeting will be considered by the Board of Directors as nominees to serve until the 2003 Annual Meeting. Each nominee except Mr. Archibald is currently serving as a director. All directors are elected to a one-year annual term that will end at the 2003 Annual Meeting. If any of the nominees is unable to stand for re-election at the 2002 Annual Meeting (an event which is not anticipated), the Board may reduce its size or designate a substitute. If a substitute is designated, proxies may vote for the substitute nominee or refrain from voting for any other nominee at their discretion.

If any other matters come before the stockholders at the Annual Meeting, the persons holding the proxies will vote in their discretion the shares represented by proxy.

The Board unanimously recommends a vote FOR each of the director-nominees.

Nolan D. Archibald (58)	Nominee for Election April 2002

Chairman of the Board and Chief Executive Officer of The Black & Decker Corporation since 1986, President of The Black & Decker Corporation since 1985, and Chief Operating Officer of The Black & Decker Corporation from 1985 to 1986. Held various management positions at Beatrice Companies, Inc., from 1977 to 1985, including Senior Vice President and President of the Consumer & Commercial Products Group. Director of The Black & Decker Corporation and Brunswick Corporation.

Norman R. Augustine (66)	Director since March 1995

Lecturer with the rank of Professor, Department of Mechanical and Aerospace Engineering, School of Engineering and Applied Science, Princeton University, from September 1997 until July 1999; Chairman of Lockheed Martin from January 1997 until his retirement as Chairman in April 1998, Chief Executive Officer of Lockheed Martin from January 1996 until his retirement in August 1997, Vice Chairman of Lockheed Martin from April 1996 through December 1996, President of Lockheed Martin from March 1995 to June 1996; Chairman and Chief Executive Officer of Martin Marietta Corporation (“Martin Marietta”) from April 1988 to March 1995, director of Martin Marietta from 1986 to 1995; director of The Black & Decker Corporation, Phillips Petroleum Company and Procter & Gamble Co.

ELECTION OF DIRECTORS

Marcus C. Bennett (66)	Director since March 1995

Executive Vice President and Chief Financial Officer of Lockheed Martin from July 1996 until his retirement in January 1999, Senior Vice President and Chief Financial Officer of Lockheed Martin from March 1995 to July 1996; Vice President and Chief Financial Officer of Martin Marietta from 1988 to 1995; director of Martin Marietta from 1993 to 1995; director of Carpenter Technology, Inc., and Martin Marietta Materials, Inc.

Vance D. Coffman (57)	Director since January 1996

Chairman of Lockheed Martin since April 1998, Chief Executive Officer of Lockheed Martin since August 1997, President of Lockheed Martin from October 1999 until April 2000 and from June 1996 until August 1997, Vice Chairman of Lockheed Martin from August 1997 to April 1998, Chief Operating Officer of Lockheed Martin from January 1996 until August 1997, Executive Vice President of Lockheed Martin from January to June 1996, President and Chief Operating Officer of Lockheed Martin’s Space & Strategic Missiles Sector from March 1995 to December 1995; Executive Vice President of Lockheed from 1992 to 1995, and President of Lockheed Space Systems Division from 1988 to 1992; director of Bristol-Myers Squibb Company and 3M.

Gwendolyn S. King (61)	Director since March 1995

President of Podium Prose, a Washington, D.C. speaker’s bureau and speechwriting service. Senior Vice President of Corporate and Public Affairs of PECO Energy Company (formerly Philadelphia Electric Company) from October 1992 until her retirement in February 1998; Commissioner of the Social Security Administration from August 1989 to September 1992; director of Martin Marietta from 1992 to 1995; director of Pharmacia Corporation, Monsanto Company, Marsh and McLennan Companies and Countrywide Credit Industries.

Douglas H. McCorkindale (62)	Director since April 2001

Chairman of Gannett Co., Inc. (“Gannett”) since February 1, 2001, Chief Executive Officer of Gannett since June 1, 2000, President of Gannett since 1997, Vice Chairman of Gannett from 1984 to January 31, 2001, Chief Financial Officer of Gannett from 1979 to 1997, Chief Administrative Officer of Gannett from 1985 to 1997; director of Gannett, Continental Airlines, Inc. and a director or trustee of a number of investment funds in the family of Prudential Mutual Funds.

ELECTION OF DIRECTORS

Eugene F. Murphy (66)	Director since March 1995

Vice Chairman and Executive Officer of General Electric Company from September 1997 to July 1999, President and Chief Executive Officer of GE Aircraft Engines from 1993 to September 1997, President and Chief Executive Officer of GE Aerospace from 1992 to 1993, Senior Vice President of GE Communications & Services from 1986 to 1992; director of Martin Marietta from 1993 to 1995; director of BellSouth Corporation; Chairman, St. Francis Hospital; director of University of Limerick; member of President Reagan’s National Security Telecommunications Advisory Committee; former Chairman and permanent member of the Board of Directors of the Armed Forces Communications and Electronics Association.

Frank Savage (63)	Director since March 1995

Chief Executive Officer of Savage Holdings LLC since August 2001; Chairman of Alliance Capital Management International, a division of Alliance Capital Management LP, an investment management company from 1993 to July 31, 2001; Chairman of the Board of Alliance Corporate Finance Group, Inc. since 1993; Senior Vice President of The Equitable Life Assurance Society of the United States from 1987 to 1996; Chairman of the Board of Equitable Capital Management Corporation from 1992 to 1993, Vice Chairman of the Board of Equitable Capital Management Corporation from 1986 to 1992; director of Alliance Capital Management LP, Qualcomm Inc. and Enron Corporation; trustee of Johns Hopkins University and Chairman of the Board of Trustees of Howard University; director of Lockheed from 1990 to 1995; director of the Council on Foreign Relations and the New York Philharmonic; former U.S. Presidential appointee to the Board of Directors of U.S. Synthetic Fuels Corporation.

Robert J. Stevens (50)	Director since October 2000

President and Chief Operating Officer of Lockheed Martin since October 23, 2000, Executive Vice President and Chief Financial Officer of Lockheed Martin from October 1999 to March 2001, Vice President of Strategic Development of Lockheed Martin from November 1998 to October 1999; President and Chief Operating Officer of the former Lockheed Martin Energy and Environment Sector from January 1998 to June 1999; President of Lockheed Martin Air Traffic Management Division from June 1996 through January 1998; Executive Vice President and Senior Vice President and Chief Financial Officer of Air Traffic Management from December 1993 to May 1996; and General Manager of Loral Systems Manufacturing Company from 1987 to 1993.

ELECTION OF DIRECTORS

James R. Ukropina (64)	Director since March 1995

Of Counsel, O’Melveny & Myers LLP (Partner from 1992 – 2000); Chairman of the Board and Chief Executive Officer of Pacific Enterprises from 1989 to 1991; director of Lockheed from 1988 to 1995; director of Pacific Life Insurance Company, Central Natural Resources Corporation, Trust Company of the West, the W. M. Keck Foundation and Indymac Bancorp, Inc.

Douglas C. Yearley (66)	Director since March 1995

Chairman Emeritus of the Board of Phelps Dodge Corporation (“Phelps Dodge”), Chairman of the Board of Phelps Dodge from 1989 until his retirement in May 2000 and Chief Executive Officer of Phelps Dodge from 1989 to 1999, President of Phelps Dodge from 1991 to 1997, Executive Vice President of Phelps Dodge from 1987 to 1989, President of Phelps Dodge Industries, a division of Phelps Dodge, from 1988 to 1990, Senior Vice President of Phelps Dodge from 1982 to 1986; director of Lockheed from 1990 to 1995, J.P. Morgan & Co. Incorporated, Morgan Guaranty Trust Company of New York from 1993 to 2000, Southern Peru Copper Corporation from 1991 to 2000, USX Corporation from 1992-2001, and United States Steel Corporation and Marathon Oil Corporation beginning in 2002. Also chairman of the International Council on Mining and Metals; director of the Compatible Ventures Group of The Nature Conservancy; member of the National Council of the World Wildlife Fund; and graduate member of The Business Council.

COMMITTEES OF THE BOARD OF DIRECTORS

Board Committee Membership Roster

					Management	Nominating
	Audit				Development	and
	and				and	Corporate
Name	Ethics	Executive		Finance	Compensation	Governance

Nolan D. Archibald[1]

Norman R. Augustine		x	[2]	x		x [2]

Marcus C. Bennett		x		x

Vance D. Coffman		x

James F. Gibbons[3]	x				x4	x

Caleb B. Hurtt[3]	x			x

Gwendolyn S. King	x2	x			x4

Douglas H. McCorkindale	x			x

Eugene F. Murphy		x			x2,4	x

Frank Savage		x		x2	x4

Robert J. Stevens

James R. Ukropina	x					x

Douglas C. Yearley	x			x

Number of Meetings in 2001	5	0		3	9	2

NOTES TO TABLE:

(1)	Not a director in 2001
(2)	Chairman
(3)	Retiring as a director on April 25, 2002
(4)	Member, Stock Option Subcommittee

COMMITTEES OF THE BOARD OF DIRECTORS

Functions of Committees

Audit and Ethics Committee:

•	Has general powers relating to accounting, financial disclosure and auditing matters;
•	Recommends the selection and monitors the independence of our independent auditors;
•	Reviews the scope of the internal audit and independent auditors’ work;
•	Reviews the financial accounting and reporting policies and principles appropriate for the Corporation, and any recommendations to improve existing practices;
•	Reviews the financial statements to be included in the Corporation’s Annual Report on Form 10-K;
•	Reviews accounting and financial reporting issues, including the adequacy of disclosures;
•	Monitors compliance with the Code of Ethics and Standards of Conduct;
•	Reviews and resolves all matters presented to it by our Ethics office;
•	Reviews and monitors the adequacy of our policies and procedures, and the organizational structure for ensuring general compliance with environmental, health and safety laws and regulations;
•	Reviews with the General Counsel the status of pending claims, litigation and other legal matters;
•	Meets separately and independently with the Vice President, Internal Audit and our independent auditors.

The Audit and Ethics Committee’s 2002 Report is on page 10. A copy of the Audit and Ethics Committee charter is in Appendix I.

Executive Committee:

•	May exercise powers in the management of our business as may be authorized by the Board of Directors, subject to applicable law.

Finance Committee:

•	Has general powers relating to the management of our financial affairs, including borrowing arrangements and the investment of our available cash resources;
•	Reviews our financial condition and the financial impact of all proposed changes in our capital structure;
•	Reviews and recommends to the Board our proposed capital expenditure and contributions budgets;
•	Monitors the financial impact of all our trusteed benefit plans and reviews the performance of the assets and administration of our trusteed benefit plans.

COMMITTEES OF THE BOARD OF DIRECTORS

Management Development and Compensation Committee:

•	Recommends to the Board compensation to be paid to officers reporting to the Executive Office and approves compensation for all other elected officers;
•	Has the power to approve employee benefits provided by all bonus, supplemental and special compensation plans, including pension, insurance and health plans.

Stock Option Subcommittee:

•	Oversees all performance-based compensation plans, including stock options and long-term incentive performance awards.

Nominating and Corporate Governance Committee:

•	Recommends to the Board the Board’s composition (including size and qualifications for membership) and compensation;
•	Recommends to the Board nominees to fill vacancies or new positions on the Board of Directors and the Board’s nominees for election at an annual meeting of stockholders;
•	Recommends to the Board chairpersons and members for appointment to committees;
•	Monitors the role and effectiveness of the Board and our corporate governance process.

COMMITTEES OF THE BOARD OF DIRECTORS

Audit and Ethics Committee Report

Pursuant to the Committee’s written charter, which is reviewed annually, and on behalf of the Board of Directors, we oversee the Corporation’s financial reporting process and monitor compliance with its Code of Ethics and Business Conduct. Management has the primary responsibility for the financial reporting process and the consolidated financial statements, including the systems of internal control. The Corporation’s independent auditors, Ernst & Young LLP, are responsible for auditing the annual consolidated financial statements and for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States.

The Audit and Ethics Committee is not responsible for preparing financial statements or conducting audits, which are the responsibility of management and the independent auditors, respectively. However, consistent with our discussions with management and the internal and independent auditors, we are in agreement that quality financial reporting is the result of a strong internal control environment, supported by the highest standards of ethics and business conduct, clear and effective control systems and procedures designed to manage risk, and accountability for compliance with the Corporation’s policies and procedures. As members of the Audit and Ethics Committee, we are independent under the rules of the New York Stock Exchange.

In connection with the December 31, 2001 financial statements, we have:

•	discussed with the internal and independent auditors the overall scope and plans for their audits;

•	reviewed and discussed the audited consolidated financial statements included in the Corporation’s 2001 Annual Report with management and the independent auditors and received management’s representation that the consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States;

•	discussed with the independent auditors the matters (including the quality of the financial statements and clarity of disclosures) required to be discussed under the American Institute of Certified Public Accountants’ Statement on Auditing Standards No. 61, Communications with Audit Committees;

•	reviewed and considered the written disclosures and the letter received from the independent auditors, as required by Independence Standards Board Standard No. 1, and have discussed with the independent auditors their independence from the Corporation and its management;

•	evaluated the nature of the nonaudit services performed by the independent auditors, including the compatibility of those services with their independence; and

•	met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the

COMMITTEES OF THE BOARD OF DIRECTORS

Corporation’s internal controls, and the overall quality of the Corporation’s financial reporting.

Based on the reviews and discussions referred to above, we recommended to the Board of Directors, and the Board has approved, the inclusion of the audited consolidated financial statements referred to above in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the Securities and Exchange Commission.

Members of the Audit and Ethics Committee:

Gwendolyn S. King, Chairman	Douglas H. McCorkindale
James F. Gibbons	James R. Ukropina
Caleb B. Hurtt	Douglas C. Yearley

Compensation Committee Interlocks and Insider Participation

There are no discloseable items under this section.

DIRECTORS’ COMPENSATION

Directors receive a significant portion of their compensation in the form of our common stock under the Directors’ Equity Plan. Each director has the option to defer all cash compensation and be credited with earnings as though the cash compensation had been invested in Lockheed Martin common stock. This approach aligns the interests of the Board with the stockholders.

During 2001, the Board held 9 meetings, and all incumbent directors attended at least 75 percent of regularly scheduled Board of Directors and committee meetings. Average attendance at all Board of Directors and committee meetings was 93 percent.

The following table summarizes the compensation of our directors during 2001 (with the exception of Dr. Coffman and Mr. Stevens who as executive officers are not paid for their service as directors) and details changes in the compensation program effective January 2002:

	2001	Effective January 2002

Cash retainer	$60,000	$75,000

Stock retainer[1]	$60,000 in stock units, stock options or 50/50 combination thereof	$75,000 in stock units, stock options or 50/50 combination thereof

Committee Chairman retainer	$5,000	Same as 2001

Deferred compensation plan[2,3]	Cash deferrable with earnings at prime rate, S&P 500 or LMT stock return	Same as 2001

Charitable award program[4]	$1,000,000 donation (at director’s death)	Same as 2001

Travel accident insurance[5]	$1,000,000	Same as 2001

NOTES TO TABLE:

(1)	Under the Lockheed Martin Corporation Directors’ Equity Plan (“Directors’ Equity Plan”), effective January 2002, each non-employee director may elect to receive (i) a number of stock units with a value on January 15 equal to $75,000 or (ii) options to purchase a number of shares of stock, which options have an aggregate fair market value on January 15 of $75,000 or (iii) a combination of stock units with a fair market value on January 15 equal to $37,500 and options to purchase a number of shares of stock which options have an aggregate fair market value on January 15 of $37,500. In 2001, the value of the awards was set at $60,000; the fair market value for purposes of determining the number of stock units was based on the closing price of our stock on May 1, 2001; options were valued on May 1, 2001 using the Black Scholes option pricing methodology. Beginning January 1, 2002, equity awards will be made on January 15 of each year. The amount a director ultimately receives will depend upon the

DIRECTORS’ COMPENSATION

performance of Lockheed Martin stock following the award. Except in certain circumstances, options and stock units vest on the first anniversary of grant. Upon a change in control (as defined in the Directors’ Equity Plan) a director’s stock units and outstanding options become fully vested, and directors will have the right to exercise their options immediately. Upon a director’s termination of service from our Board of Directors, the stock units will be distributed, at the director’s election, in whole shares of stock or in cash, in a lump sum or in up to ten annual installments. During the period a director’s interest is represented by stock units, a director has no voting, dividend or other rights with respect to the shares, but will receive additional stock units representing dividend equivalents (converted to stock units based on the closing market price of our common stock on the applicable dividend payment dates). Stock options are rights to purchase a specified number of shares of our common stock at an exercise price equal to 100 percent of the fair market value of the stock on the grant date. The options granted pursuant to the Directors’ Equity Plan are non-qualified stock options and have a term of ten years. A director may exercise the options during the ten year term after meeting a one-year vesting requirement. A director has no voting, dividend or other stockholder rights for the shares of common stock covered by an option until he or she becomes the holder of record of those shares.

(2)	Effective May 1, 1999, the Board of Directors terminated the Lockheed Martin Corporation Directors’ Retirement Plan (“Directors’ Retirement Plan”) and death benefit. Upon termination of the Directors’ Retirement Plan, the present value of the benefits attributable to each current employee or non-employee director prior to that date and the actuarial value of the death benefit for each non-employee director was credited to the director’s account under the Lockheed Martin Corporation Directors’ Deferred Compensation Plan (“Directors’ Deferred Compensation Plan”). Amounts credited from the Directors’ Retirement Plan and the death benefit are subject to the same investment and distribution choices as are available for other cash compensation deferred under the Directors’ Deferred Compensation Plan.

(3)	The Directors’ Deferred Compensation Plan provides non-employee directors the opportunity to defer up to 100 percent of the cash portion of their fees. Deferred amounts earn interest at a rate that tracks the performance of (i) the prime rate, (ii) the published index for the Standard & Poor’s 500 (with dividends reinvested) or (iii) our common stock (with dividends reinvested), at the director’s election. A participating director’s deferred fees generally will be distributed (in a lump sum or in up to ten installments) in the January following the year in which the director terminates service.

(4)	The Lockheed Martin Corporation Directors’ Charitable Award Plan provides that upon the death of a director, Lockheed Martin will make donations to tax-exempt organizations previously recommended by the director up to an aggregate of $1 million. Directors are vested under this plan if (a) they have served for at least five years on the Lockheed Martin Board of Directors, including service on the former Lockheed or Martin Marietta Boards of Directors, or (b) their service on the Lockheed Martin Board of Directors is terminated due to death, disability or retirement. Under the terms of the plan, if there is a change in control of Lockheed Martin, all participating directors in the plan shall immediately become vested. Those directors who previously served on Martin Marietta’s Board of Directors became vested as a result of the combination of the businesses of Lockheed and Martin Marietta.

(5)	Each non-employee director is provided travel accident insurance up to $1 million in the event the director is involved in an accident while traveling on business related to Lockheed Martin.

SECURITIES OWNED BY DIRECTORS, NOMINEES AND

NAMED EXECUTIVE OFFICERS

The following table shows the Lockheed Martin common stock owned by each named executive officer, director nominee, and all directors and executive officers as a group as of January 31, 2002. The stock owned by each director and executive officer represented less than 1 percent of the common stock outstanding. The stock owned by directors and executive officers as a group represented approximately 1 percent of the common stock outstanding. Individuals have sole voting and investment power over the stock unless otherwise indicated in the notes to this table.

Name of Individual or	Amount and Nature of
Identity of Group	Beneficial Ownership[1]

Nolan D. Archibald	0

Norman R. Augustine	742,066	[2,3,4,8]

Marcus C. Bennett	223,645	[2,3,8]

Vance D. Coffman	1,594,486	[2,3,5,6]

Robert B. Coutts	218,882	[2,3,5]

James F. Gibbons	15,833	[2,4,7,8]

Dain M. Hancock	202,514	[2,3,5]

Caleb B. Hurtt	22,878	[2,4,8]

Gwendolyn S. King	8,302	[4,8,9]

Douglas H. McCorkindale	2,603	[6,8]

Eugene F. Murphy	17,236	[2,4]

Frank Savage	28,717	[2,4,6,7]

Albert E. Smith	169,509	[2,3,5]

Robert J. Stevens	263,699	[2,3,5]

James R. Ukropina	14,488	[4,6,7,8]

Douglas C. Yearley	11,533	[4,7,8,9]

All executive officers and directors as a group (21 individuals including those named above)	4,397,073	[10]

NOTES TO TABLE:

(1)	All amounts have been rounded.

SECURITIES OWNED BY DIRECTORS, NOMINEES AND
NAMED EXECUTIVE OFFICERS

(2)	Includes shares not currently owned but which could be acquired within 60 days following January 31, 2002 for Messrs. Augustine, Bennett, Coffman, Coutts, Gibbons, Hancock, Hurtt, Murphy, Savage, Smith and Stevens in the amount of 723,600; 206,683; 1,325,000; 171,000; 1,800; 179,425; 9,922; 10,165; 10,165; 130,000; and 223,100 shares, respectively.

(3)	The shares shown include an approximation of the number of shares attributable to the participant’s account (if applicable) in the Lockheed Martin Salaried Savings Plan (“Salaried Savings Plan”) as of January 31, 2002, for Messrs. Augustine, Bennett, Coffman, Coutts, Hancock, Smith and Stevens of 704; 850; 3,574; 966; 1,435; 816; and 417, respectively. Participants have voting power but do not have investment power over shares contributed by us as matching contributions to that plan. Participants have voting and investment power over shares purchased with their own contributions or contributed by us prior to January 1, 1997 as matching contributions to the Lockheed Martin Corporation Performance Sharing Plan. Shares shown also include an approximation of the number of stock units in the participant’s account (if applicable) in the Lockheed Martin Corporation Supplemental Savings Plan (“Supplemental Plan”) as of January 31, 2002, for Messrs. Bennett, Coffman, Coutts, Hancock, Smith and Stevens of 33; 5,823; 1,210; 1,624; 1,030; and 1,267, respectively. Amounts credited to a participant’s account in the Supplemental Plan are distributed from the participant’s account in the form of cash following the participant’s termination of employment. There are no voting rights associated with stock units.

(4)	Includes stock units under the Lockheed Martin Corporation Directors’ Deferred Stock Plan. As of January 31, 2002, each of Mrs. King and Messrs. Gibbons, Hurtt, Murphy, Savage, Ukropina and Yearley have been credited with 1,071 stock units and Mr. Augustine has been credited with 190 stock units. There are no voting rights associated with stock units.

(5)	The shares shown include an approximation of the number of stock units in the participant’s Lockheed Martin Corporation Deferred Management Incentive Compensation Plan account as of January 31, 2002, for Messrs. Coffman, Coutts, Hancock, Smith and Stevens of 160,566; 20,206; 3,363; 12,667 and 4,515, respectively. There are no voting rights associated with the stock units.

(6)	Includes stock units under the Directors’ Deferred Compensation Plan representing deferred cash compensation for Messrs. Coffman, McCorkindale, Savage and Ukropina. As of January 31, 2002, Messrs. Coffman, McCorkindale, Savage and Ukropina have been credited with 2,894, 1,016, 14,978 and 2,955 stock units, respectively. The directors do not have or share voting or investment power for their respective stock units.

(7)	Includes shares and cash held in trust under the former Lockheed Corporation Directors’ Deferred Compensation Plan. Cash amounts voluntarily deferred by directors are credited with interest at the current rate of interest specified and published by the Secretary of the Treasury pursuant to Public Law 92-41, 85 Stat. 97. Deferred amounts are distributable after a participant ceases to be a director. In the event a participant’s status as a director is involuntarily terminated other than by death, all deferred cash remuneration (plus interest) and all common stock in the director’s trust account will be distributed within fifteen days of termination. As of January 31, 2002, Messrs. Gibbons, Savage, Ukropina and Yearley have been credited with 4,656; 2,502; 494 and 494 shares, respectively, pursuant to the plan. The directors do not have or share voting or investment power for their respective shares held in the trust except in the event of a tender offer.

SECURITIES OWNED BY DIRECTORS, NOMINEES AND
NAMED EXECUTIVE OFFICERS

(8)	Includes stock units under the Directors’ Equity Plan. As of January 31, 2002, each of Mrs. King and Messrs. Ukropina and Yearley has been credited with 6,708 stock units respectively; Messrs. Augustine, Bennett, Dr. Gibbons, Hurtt and McCorkindale have been credited with 5,446; 6,077; 5,046; 5,677 and 1,588 units, respectively. There are no voting rights associated with the stock units.

(9)	Shared voting and investment power.

(10)	Includes 3,685,960 shares of common stock not currently owned but which could be acquired by members of the group within 60 days following January 31, 2002 through the exercise of stock options; 15,125 shares attributable to participants’ accounts in the Salaried Savings Plan as of January 31, 2002; 20,061 shares attributable to participants’ accounts in the Supplemental Plan; and 263,876 shares attributable to participants’ accounts in the Lockheed Martin Corporation Deferred Management Incentive Compensation Plan.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES

EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires that our officers and directors (and persons who own more than 10 percent of our equity securities) file reports of ownership and changes in ownership with the Securities and Exchange Commission (SEC), the New York Stock Exchange and with us. Based solely on our review of copies of forms we have received or written representations from reporting persons, we believe that all ownership filing requirements were timely met during 2001.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table shows information regarding each person known to be a “beneficial owner” of more than 5 percent of our common stock. For purposes of this table, beneficial ownership of securities generally means the power to vote or dispose of securities, regardless of any economic interest in the securities. All information shown is based on information reported on Schedule 13G filed with the SEC on the dates indicated in the notes to this table.

		Amount
		and
		Nature of	Percent of
	Class	Beneficial	Class
Name and Address of Beneficial Owner	of Stock	Ownership	Owned

FMR Corporation(1)	Common	40,643,737	9.226%
82 Devonshire Street
Boston, Massachusetts 02109

State Street Bank and Trust Company(2)	Common	86,197,504	19.6%
3 Pinehill Drive
Batterymarch III
Quincy, Massachusetts 02169

U.S. Trust Co., National Association(3)	Common	84,202,169	19.0%
515 S. Flower Street, #2800
Los Angeles, California 90071

NOTES TO TABLE:

(1)	As reported in Schedule 13G filed on February 11, 2002 by FMR Corporation (“FMR”), as amended February 14, 2002. FMR reported it had sole power to vote 4,755,793 shares, sole dispositive power for 40,643,737 shares and shared voting or dispositive power for none of the shares. FMR’s Schedule 13G includes shares beneficially owned by Edward C. Johnson 3d, Abigail P. Johnson, Fidelity Management & Research Company (35,711,634 shares or 8.107 percent), FMTC (2,508,978 shares or 0.570 percent), Strategic Advisers, Inc. (25 shares or 0.000 percent), Geode Capital Management, LLC (2,000 shares or 0.000 percent) and Fidelity International Limited (2,421,100 shares or 0.550 percent). FMR has not included any of the 1,020,889 shares (approximately 0.2 percent) for which U.S. Trust has reported beneficial ownership and shared voting power as part of the 40,643,737 shares with respect to which FMR has reported beneficial ownership.

(2)	As reported in Schedule 13G filed on February 13, 2002 by State Street Bank and Trust Company (“State Street”). State Street held 76,425,713 shares of common stock (17 percent) as trustee for certain Lockheed Martin employee benefit plans. State Street has sole dispositive power with respect to these shares. In addition, State Street reported beneficial ownership of 9,771,791 shares of our common stock (2 percent) in various fiduciary capacities for beneficiaries not associated with Lockheed Martin, of which it has sole voting power for 7,825,452 shares, sole dispositive power for 9,750,651 shares, shared dispositive power for 21,140 shares and shared voting power for 147,904 shares. As noted above, with respect to

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

76,425,713 shares of the shares reported, State Street acts as co-fiduciary for certain benefit plans with U.S. Trust. Both U.S. Trust and State Street have reported on their respective Schedules 13G as having beneficial ownership of these 76,425,713 shares. State Street has expressly disclaimed beneficial ownership of the shares reported on its Schedule 13G.

(3)	As reported in Schedule 13G filed on February 11, 2002 by U.S. Trust Co., National Association (“U.S. Trust”), as amended March 5, 2002. U.S. Trust has shared voting power with respect to 84,202,169 shares and shared dispositive power with respect to 5,783,963 of these shares. With respect to 76,425,713 shares of the shares reported, U.S. Trust acts as co-fiduciary for Lockheed Martin employee benefit plans with State Street Bank and Trust Company (“State Street”). As a result of the two institutions’ status as co-fiduciaries, both U.S. Trust and State Street have reported beneficial ownership of 76,425,713 shares of the shares reported on their respective Schedule 13G. U.S. Trust also reported beneficial ownership and shared voting power for 1,020,889 shares (approximately 0.2 percent) for which it acts as co-fiduciary with Fidelity Management Trust Company (“FMTC”), a wholly-owned subsidiary of FMR Corporation (“FMR”), for employee benefit plans sponsored by subsidiaries of the Corporation and 971,604 shares (approximately 0.2 percent) for which it acts as co-fiduciary with Vanguard Fiduciary Trust Company for an employee benefit plan sponsored by a subsidiary of the Corporation.

STOCK PRICE PERFORMANCE GRAPH

COMPARISON OF CUMULATIVE TOTAL RETURN THROUGH 20011

LOCKHEED MARTIN, S&P 500 INDEX
AND PEER ISSUERS INDEX2

NOTES TO GRAPH:

(1)	Assumes that the investment in Lockheed Martin Common Stock (“LMT”) and each index was $100 on December 31, 1996 with reinvestment dividends.

(2)	The Peer Issuers Index is a market weighted index that includes: The Boeing Company, General Dynamics Corporation, Lockheed Martin Corporation, Northrop Grumman Corporation and Raytheon Corporation. Litton Industries, Inc. was removed from the Peer Issuers Index following its acquisition by the Northrop Grumman Corporation in 2001.

EXECUTIVE COMPENSATION

Compensation Committee Report on Executive Compensation

Overview

Philosophy

Lockheed Martin seeks to attract, motivate and retain talented executives and align the interests of our executives and stockholders. We design our executive compensation program to ensure that an executive’s total compensation takes into account both the Corporation’s and the executive’s short-term and long-term performance. In addition, our goal is that each executive receive total compensation in a range competitive with that offered to executives with similar responsibilities at other companies of comparable size, complexity and quality.

The Management Development & Compensation Committee and Stock Option Subcommittee

The Management Development & Compensation Committee (“Committee”) is an independent committee consisting entirely of Board members who are neither officers nor employees of Lockheed Martin or its subsidiaries. We oversee and review the executive compensation policies and programs and recommend the form and amount of compensation to be paid to executive officers. During 2001, the Board reviewed and accepted the recommendations of the Committee.

Certain performance-based compensation (such as employee stock options) is eligible for full tax deductibility under the Internal Revenue Code (“IRC”) if specified requirements are met. The Stock Option Subcommittee seeks to award performance-based compensation that is intended to qualify for deductibility under the IRC requirements. This report is submitted by both the Committee and Subcommittee and references to the term “Committee” include both.

Methodology

The Committee reviews survey data gathered by one or more nationally recognized, independent consulting firm(s) specializing in executive compensation. Each year we examine compensation information from a group of 26 publicly held industrial companies of a size, complexity and quality similar to that of the Corporation (referred to as the “Comparator Group”). We make comparisons to the Comparator Group by using figures that have been weighted to reflect the relative size of the businesses, as measured by a regression analysis of sales. The Boeing Company, Northrop Grumman Corporation and Raytheon Corporation are the aerospace and defense companies that are included in both the Comparator Group and a group comprising the Peer Issuers Index set forth on page 19.

Total compensation for any individual executive is generally targeted at the 50th percentile of the Comparator Group. In 2001, base salary levels reflected such factors as the

EXECUTIVE COMPENSATION

executive’s experience and time in position, sustained job performance, demonstrated success in meeting or exceeding key financial and other objectives, proven ability to create shareholder value, and the executive’s highly developed skills and abilities critical to the success of the Corporation. Similar factors may be taken into account in the long-term component of compensation.

Although we use the survey data to determine a competitive level of total compensation, our process is subjective and we retain complete discretion over compensation decisions.

Compensation Structure

Our executive compensation structure consists of:

•	Annual compensation — includes base salary and annual incentive compensation; and
•	Long-term compensation — includes stock options and long-term incentive performance awards. The Committee may, from time to time, grant other forms of incentives including restricted stock.

Each element, other than base salary, is described below.

Annual Compensation — Incentive. The Lockheed Martin Management Incentive Compensation Plan provides an opportunity for executives to earn additional cash compensation based on the Committee’s assessment of an executive’s individual contribution to meeting pre-established performance goals of the Corporation or a relevant business area.

Each plan participant, including each executive officer, is assigned a targeted percentage of base salary determined by the level of importance and responsibility of the participant’s position in the Corporation. The target percentages are in a range that is comparable to incentive targets for similar positions in the Comparator Group. The amount of incentive compensation generated by the target percentage is adjusted after assessment of business area performance, or in the case of corporate staff, overall corporate performance, as well as an individual’s contribution to that performance. The resulting adjustments may increase or decrease the incentive award for a participant.

Adjustments for business area and corporate performance are recommended by the executive office, subject to our review and approval. The adjustments for business area and corporate performance are based upon consideration of the achievement of targeted goals that include standard measures of financial performance such as orders, sales, earnings, cash generation, and backlog. In addition, technical achievement, product performance and quality, satisfaction of critical program objectives, customer satisfaction, contract award fees and achievement of cost savings under the LM21 Program are also considered in evaluating corporate or business area performance.

EXECUTIVE COMPENSATION

In determining the adjustment for individual performance, we consider subjective criteria such as the individual’s contributions to operational performance as well as the individual’s adherence to and implementation of our policy on ethics and standards of conduct, customer satisfaction, teamwork, and retention and development of key personnel.

We retain complete discretion to determine the amount of actual awards, if any. Consequently, no particular analytical weighting of criteria is required and actual awards may fall above or below the Comparator Group 50th percentile. In addition, the Committee may provide for bonuses in recognition of exceptional performance.

Long-term Compensation — Omnibus Performance Award Plan. The Lockheed Martin Omnibus Plan provides for the granting of stock-based or cash-based incentive awards based on the Corporation’s performance under specified criteria. During 2001, the Committee granted nonqualified stock options and made Long-Term Incentive Performance Award Program awards.

Stock Awards

Stock options were awarded to executive officers and a group of approximately 2,700 key personnel in 2001. All options awarded have an exercise price equal to the closing market price of our common stock on the date of grant and are subject to a vesting schedule. Information concerning the terms of stock option awards is shown in the footnotes to the table at p. 29.

Consistent with our compensation philosophy, the Committee strives to provide option awards to key executives, as a multiple of base salary, near the median of similar long-term awards made by the Comparator Group subject to adjustment for individual factors described above under “Methodology.” Nevertheless, the Committee has complete discretion with regard to the number of options awarded to any individual executive.

Long-Term Incentive Performance Award Program

Under the Long-Term Incentive Performance Award Program, each recipient is assigned a dollar target amount (the “Target Award”), the amount of which is within our complete discretion. At the end of a specified performance period, the actual cash award a participant would be eligible to receive may be larger or smaller than the Target Award, or no award at all, depending on the relative ranking at the end of that period of our total stockholder return to the total stockholder return of the companies in the Standard & Poor’s 500 Index of companies at the beginning of the performance period. To the extent any payment is made at the end of the performance period, 50 percent is paid in cash and 50 percent is deferred automatically as stock units that track the performance of the Corporation’s common stock for a period of two years. Information concerning additional terms of previous long-term incentive performance awards is shown in the footnotes to the table at p. 31.

EXECUTIVE COMPENSATION

Compensation in 2001

Relationship of Corporate Performance to Compensation

The Committee reviewed the compensation of the Chief Executive Officer and the other executive officers in the context of the Corporation’s performance in 2001. The year’s accomplishments established record operational and financial performance, as follows:

•	Achieved the highest “mission success” rate achieved in the Corporation’s history, with the completion of 98 percent of the more than 1400 operational performance events tracked internally;
•	Attained the highest annual level of award fees achieved since the Corporation was formed, with an average of 95 percent of maximum fee payable. Award fees are determined at the discretion of the customer as a function of the Corporation’s program performance;
•	Obtained a record level of more than $40 billion in new contract orders;
•	Reached a record level of more than $71 billion in backlog;
•	Generated record free cash flow in excess of our business plan at more than $2 billion;
•	Reduced debt by $2.4 billion and improved our net leverage ratio to 51 percent;
•	Won a five-year competition to build the Joint Strike Fighter (JSF), the largest defense program in history. In so doing, the Corporation was awarded an approximately $19 billion contract for the first phase of the JSF program known as System Development and Demonstration;
•	Completed its strategic plans for the divestiture of non-core businesses announced as divestiture candidates in 1999, delivering more than $3 billion of cash to the Corporation on a pre-tax basis. Management also completed its strategic plans for the divestiture of non-core businesses, with the sale of Lockheed Martin IMS Corporation.

Also in 2001, strategic reevaluation of market conditions and the deterioration of future business outlook resulted in the Corporation’s decision to exit the global telecommunications services business, and to realign and monetize the remaining global telecommunications units. This, combined with a write-down of approximately $400 million associated with the Corporation’s investment in the Astrolink venture, resulted in a combined pre-tax charge of $2 billion, with the cash impact amounting to less than 2 percent of the total charge. While a disappointment, the committee believes that management made a prudent assessment of changing markets and reacted in a timely manner. Based on the completion of its divestiture program and its exceptional record of performance in 2001, the Corporation is now positioned to focus its efforts on existing customers and future profitable growth.

EXECUTIVE COMPENSATION

Lockheed Martin shareholders received total returns of 39 percent (increase in stock price plus dividends) during 2001. Lockheed Martin had the highest returns of the peer group as compared to the Peer Group average of negative 22 percent.

As a critical evaluator of the Chief Executive Officer’s and the other executive officers’ performance, this Committee views these outstanding financial and performance results as the culmination of successful strategic actions undertaken by the Chief Executive Officer to restore the Corporation’s performance following a series of financial and operational setbacks in 1998 and 1999. The Committee believes that the dramatically improved program performance, operational excellence, sustained financial performance and increased shareholder value are the direct result of management’s concerted efforts to foster a culture of customer satisfaction, financial and operational discipline and teamwork. The Committee has compensated the leadership team in a manner commensurate with its performance in 2001.

CEO Compensation in 2001

During 2001, Dr. Coffman received a base salary increase of 11 percent and a bonus of $3,000,000. These actions are in recognition of Dr. Coffman’s superior management and leadership capabilities, which the Committee views as central to the Corporation’s performance in 2001. They are intended to reward Dr. Coffman for the strategic initiatives and management structure he put in place which, during 2001, resulted in the performance achievements outlined earlier in this report, and for his tenacious drive in ensuring their accomplishment.

Dr. Coffman’s long-term compensation consisted of 450,000 stock options and a long-term incentive performance award with a target of $4,600,000. The Committee made the stock option award and long-term incentive performance award at the beginning of 2001, with a view towards tying Dr. Coffman’s future compensation directly with the future return on the Corporation’s stock.

Dr. Coffman’s total compensation, consisting of annual cash compensation and long-term compensation, places him approximately 33 percent above the 50thpercentile level of total compensation for companies included in the Comparator Group. For purposes of determining awards under the plan for the other named executive officers, the Committee measured the Corporation’s or business area’s performance against the various financial, business development and operations goals discussed above. During 2001, for purposes of awarding bonuses under the Management Incentive Compensation Plan, particular emphasis was placed on sales, cash-flow generation, orders and earnings per share and specifically, the award of the JSF contract.

Dr. Coffman also received a payment of $2,457,000 (50 percent of which is payable January 2002; the remaining 50 percent is deferred for an additional two years) as the payment due under the long-term incentive award granted in December 1998 (covering the performance period January 1, 1999 — December 31, 2001). The payment is 91 percent of

EXECUTIVE COMPENSATION

the target award made to Dr. Coffman for the 1999-2001 performance cycle and represents a ranking of the Corporation’s performance in the 57th percentile of companies comprising the S&P 500 index on January 1, 1999 based on total shareholder return during the performance cycle.

Stock Ownership Guidelines

We believe that a close alignment of the interests of our executives and stockholders should be encouraged. The Corporation’s stock ownership guidelines encourage those who participate in the Management Incentive Compensation Program and who have an annual base salary of $100,000 or more to work towards maintaining levels of ownership of the Corporation’s stock as a multiple of base salary.

Executive Compensation — Tax Deductibility

For Federal income tax purposes, publicly held corporations are not permitted to deduct compensation paid to any named executive in excess of $1 million unless it is performance-based. As discussed previously, stock option grants and long-term incentive compensation awards under the Omnibus Plan are intended to meet the requirements for deductible performance-based compensation. We believe that the tax savings that would result from further action to reduce exposure to the $1 million limitation is of insufficient magnitude to warrant alteration to the present compensation system, which we believe is achieving our compensation objectives and which retains our flexibility to exercise subjective judgment in assessing an executive’s performance. The Committee has concluded that approximately $3.4 million of the compensation awarded in 2001 is not deductible as a result of the $1 million limitation.

Submitted by the Management Development & Compensation Committee and Stock Option Subcommittee,

Eugene F. Murphy, Chairman	Gwendolyn S. King

James F. Gibbons	Frank Savage

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table shows annual and long-term compensation awarded, earned or paid for services in all capacities to the named executive officers for the fiscal year ended December 31, 2001. We paid no other annual or long-term compensation to the named executive officers during this period. Information in the “Option/ SAR Grants in Last Fiscal Year” and “Total Option/ SAR Exercises in Last Fiscal Year and Fiscal Year-End Values” relate to stock options and stock appreciation rights (SARs) with respect to our Corporation.

					Long-Term Compensation

		Annual Compensation			Awards
							Payouts
				Other	Restricted	Securities		All
				Annual	Stock	Underlying	LTIP	Other
Name and Principal		Salary	Bonus	Compensation[1]	Awards[2,3]	Options/SA	Rs Payouts[4]	Compensation[5]
Position	Year	($)	($)	($)	($)	(#)	($)	($)

Vance D. Coffman	2001	1,409,615	3,000,000	115,390	1,228,500	450,000	1,228,500	105,091
Chairman and Chief	2000	1,259,615	2,500,000	117,856	1,931,250	600,000	0	81,297
Executive Officer	1999	1,225,000	0	97,063	0	230,000	0	83,866

Robert J. Stevens	2001	766,154	1,600,000	13,741	204,750	200,000	204,750	58,422
President and Chief	2000	514,423	900,000	94,703	0	100,000	0	19,423
Operating Officer	1999	343,750	261,000	5,962	476,563	40,000	0	0

Dain M. Hancock	2001	561,538	900,000 [6]	22,836	159,250	90,000	159,250	2,532,696 [7]
Executive Vice	2000	488,461	650,700	13,725	0	100,000	0	41,042
President Aeronautics	1999	379,969	364,200	26,775	476,563	26,000	0	15,051

Robert B. Coutts	2001	561,538	731,300	18,712	204,750	90,000	204,750	47,222
Executive Vice	2000	471,154	625,600	8,723	0	100,000	0	29,585
President Systems Integration	1999	355,000	401,800	14,621	476,563	40,000	0	20,492

Albert E. Smith	2001	561,538	731,300	313,097	152,980	90,000	152,980	22,885
Executive Vice	2000	453,846	650,700	310,039	0	100,000	0	42,731
President Space Systems	1999	348,174	278,100	398,841	476,563	20,000	0	38,927

NOTES TO TABLE:

(1)	Amounts reported under the column generally represent amounts reimbursed for the payment of taxes and financial counseling fees. Some executives received certain perquisites from the Corporation. During 2001, the cost of the perquisites furnished to each executive officer, with the exception of Dr. Coffman and Mr. Smith, did not exceed the lesser of $50,000 or 10 percent of the total annual salary and bonus of that executive officer as reported in the table above. Amounts reported in 2001 for Dr. Coffman include corporate aircraft charges of

EXECUTIVE COMPENSATION

$31,485; and $41,662 for the payment of taxes. Included in the amounts reported for Mr. Smith are $184,046 for relocation expenses and $56,242 for the payment of taxes.

(2)	Amounts reported in 2001 represent 50 percent of the value of Long Term Incentive Award (LTIP) payments under the Omnibus Plan for the 1999-2001 performance period. The amount is automatically deferred for two years and treated during that period as if it were invested in the Corporation’s common stock. Amounts deferred, which are the equivalent of 25,941; 4,324; 3,363; 4,324 and 3,230 stock units for each of Messrs. Coffman, Stevens, Hancock, Coutts and Smith, become payable on December 31, 2003.

(3)	175,000 shares of restricted stock were awarded on December 2, 1999 and on July 20, 2000 under the Lockheed Martin 1995 Omnibus Performance Award Plan. The grants are divided into two categories. Restrictions on one-third of the shares awarded in 1999 lapsed on December 2, 2001 and restrictions on the remaining two-thirds lapse on December 2, 2003. Restrictions on one-half of the shares awarded in 2000 lapse on July 20, 2002 and restrictions on the remaining one-half lapse on July 20, 2004. Until the restrictions lapse, the recipient has the right to receive cash dividends on the restricted stock, the right to vote the restricted stock and will generally have the rights and privileges of a stockholder except that the recipient may not sell, transfer, assign, pledge, use as collateral or otherwise dispose of or encumber the restricted stock. Restrictions will terminate immediately upon the recipient’s death or total disability as described in the award agreement. Any shares on which restrictions have not lapsed will be forfeited in the event the recipient terminates his employment with the Corporation, except the shares will become nonforfeitable if following a change of control (as defined in the plan), the recipient terminates employment for good cause (as such term is defined in the award agreement) within two years of the change in control (and within six months from the date on which the circumstances constituting good cause exist). The Stock Option Subcommittee authorized recourse loans to the recipients that the recipients will use to pay the par value of $1 per share of restricted stock. The loan is payable in full approximately two years after the date of grant of restricted stock. No interest is payable on the loans; however, the loan recipient will be required to pay income taxes on interest which is imputed at the applicable federal rate. On December 31, 2001, 75,000 shares of restricted stock were outstanding for Dr. Coffman at a value of $3,425,250. Messrs. Stevens, Hancock, Coutts and Smith each vested in one-third of their award of 25,000 shares on December 2, 2001 with 16,667 shares each still restricted on December 31, 2001 at a value of $761,182 per executive.

(4)	Amount reported in 2001 represents 50 percent of the value of Long Term Incentive Performance Award (LTIP) payments under the Omnibus Plan for the 1999-2001 performance period. The amount was payable following completion of the performance period, although LTIP participants have the opportunity to elect further deferral of all or a part of this portion of the LTIP payment under the Deferred Management Incentive Compensation Plan (DMICP) until termination of service or beyond.

(5)	Amounts include the Corporation’s 2001 contributions under the Lockheed Martin Salaried Savings Plan for Messrs. Coffman, Stevens, Hancock, Coutts and Smith of $5,250; $3,231; $5,250; $6,800; and $6,800, respectively, and the Corporation’s 2001 contributions under the Lockheed Martin Supplemental Savings Plan for Messrs. Coffman, Stevens, Hancock, Coutts and Smith of $52,192; $27,881; $18,058; $16,085; and $16,085, respectively. Payment of accrued vacation in excess of 400 hours consistent with Corporate policy for each named executive officer were included in the Salary column in prior years and are now reported under the column heading “All Other Compensation.” Excess accrued vacation paid in 2001 for

EXECUTIVE COMPENSATION

Messrs. Coffman, Stevens, Hancock and Coutts totalled $47,649; $27,310; $32,788; and $24,337, respectively.

(6)	Mr. Hancock received $760,500 as a bonus under the Lockheed Martin Corporation Management Incentive Compensation Plan and $139,500 was paid as a bonus in recognition of the Joint Strike Fighter win.

(7)	Of this amount, $2,476,600 represents payment of a retention bonus. The retention bonus agreement provided that if we won the Joint Strike Fighter competition, and Mr. Hancock remained employed through December 31, 2001, then he would be paid a retention benefit equal to two times annual base salary at time of payment and the average of the prior three years’ actual bonus payments.

EXECUTIVE COMPENSATION

OPTION/ SAR GRANTS IN LAST FISCAL YEAR1

The following table presents additional information concerning the option awards shown in the Summary Compensation Table for fiscal year 2001. These options to purchase our common stock were granted to the named executive officers under Lockheed Martin’s 1995 Omnibus Performance Award Plan (“Omnibus Plan”)2.

					Potential Realizable
	Individual Grants				Value at Assumed
					Annual Rates of Stock
	Number of	% of Total			Price Appreciation For
	Securities	Options/SARs	Exercise		Option Term[3]
	Underlying	Granted to	or Base
	Options/SARs	Employees in	Price	Expiration	5%	10%
Name	Granted	2000	($/Share)	Date	($)	($)

Vance D. Coffman	450,000	6.4	35.05	01/29/2011	9,919,241	25,137,303

Robert J. Stevens	200,000	2.9	35.05	01/29/2011	4,408,551	11,172,135

Dain M. Hancock	90,000	1.3	35.05	01/29/2011	1,983,848	5,027,461

Robert B. Coutts	90,000	1.3	35.05	01/29/2011	1,983,848	5,027,461

Albert E. Smith	90,000	1.3	35.05	01/29/2011	1,983,848	5,027,461

NOTES TO TABLE:

(1)	No SARs were granted in 2001.

(2)	Awards are granted at the discretion of the Stock Option Subcommittee, a disinterested subcommittee of the Board of Directors made up of non-employee directors, upon the recommendation of management. The Omnibus Plan requires that awards be evidenced by an award agreement setting forth the number and type of stock-based awards and the terms and conditions applicable to the award as determined by the Stock Option Subcommittee. Under the January 2001 award agreements, options vest and become exercisable in two equal installments on the first and second anniversary dates following the grant. Options expire 186 days following termination of employment, except in instances following death, disability, divestiture, layoff or retirement. In the event of death or disability, all outstanding options vest immediately and will expire ten years after the date of grant (i.e., the normal expiration date of the grant). In cases of layoff, the terms of all outstanding options will be unaffected. In cases of divestiture, the vesting schedule of any unvested options will be unaffected and all outstanding options will terminate five years from the effective date of the divestiture or on the option’s normal expiration date, whichever occurs first. In cases of retirement on or after the first vesting date, the terms of all outstanding options will be unaffected by retirement.

EXECUTIVE COMPENSATION

Generally, retirement before the first vesting date results in forfeiture of the award. In the event of a change of control, all options vest.

(3)	The dollar amounts set forth in these columns are the result of calculations assuming 5% and 10% annual return rates (as required to be disclosed by SEC rules) and are not intended to forecast possible future appreciation, if any, of the Corporation’s common stock price.

AGGREGATED OPTION/ SAR1 EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END VALUES

The following table shows information for the named executive officers concerning:

(i)	exercise of stock options during 2001; and
(ii)	the number and values of unexercised stock options as of December 31, 2001.

					Value of Unexercised
			Number of Securities		In-The-Money
	Shares		Underlying Unexercised		Options/SARs at Fiscal Year End
	Acquired	Value	Options/SARs at Fiscal Year End
	on Exercise	Realized[2]			Exercisable	Unexercisable
Name	(#)	($)	Exercisable	Unexercisable	($)	($)

Vance D. Coffman	300,000	9,526,275	800,000	750,000	4,329,225	13,680,000

Robert J. Stevens	50,000	807,860	73,100	250,000	409,110	3,732,500

Dain M. Hancock	30,575	454,152	84,425	140,000	1,236,262	2,454,300

Robert B. Coutts	60,200	1,035,222	76,000	140,000	496,165	2,454,300

Albert E. Smith	50,000	827,947	35,000	140,000	193,400	2,454,300

NOTES TO TABLE:

(1)	There were no SAR exercises in 2001.

(2)	Value realized is equal to the difference between the option exercise price and the market price on the date of exercise multiplied by the number of options exercised. The payment of related withholding taxes is not reflected in the table.

EXECUTIVE COMPENSATION

LONG-TERM INCENTIVE PLANS — AWARDS IN LAST FISCAL YEAR

This table shows grants of Long-Term Incentive Performance Awards awarded during 2001 pursuant to the Omnibus Plan1 to the named executives.

			Estimated Future Payouts
	Number of	Performance or	Under Non-Stock Price-Based Plans
	Shares, Units	Other Period Until
	or Other	Maturation or
Name	Rights	Payout	Threshold(2)	Target(3)	Maximum(4)

Vance D. Coffman	—	01/01/01 – 12/31/03	1,150,000	$4,600,000	$9,200,000

Robert J. Stevens	—	01/01/01 – 12/31/03	500,000	2,000,000	4,000,000

Dain M. Hancock	—	01/01/01 – 12/31/03	212,500	850,000	1,700,000

Robert B. Coutts	—	01/01/01 – 12/31/03	212,500	850,000	1,700,000

Albert E. Smith	—	01/01/01 – 12/31/03	212,500	850,000	1,700,000

(1)	Awards are granted at the discretion of the Stock Option Subcommittee, a disinterested subcommittee of the Board of Directors made up of non-employee directors, upon the recommendation of management. The Omnibus Plan requires that awards be evidenced by an award agreement setting forth the applicable Performance Goals and the terms and conditions applicable to the award as determined by the Stock Option Subcommittee. Under the January 2001 award agreements, each award recipient is assigned a dollar target. The amount earned at the end of the 3-year performance period may be greater or lesser than the target, depending upon the Corporation’s Total Stockholder Return (“TSR”) relative to the TSR of each of the other corporations in the Standard & Poor’s 500 Index adjusted to reflect the effects of company mergers during the period. At the end of the performance period, 50 percent of the amount earned is payable; the remaining 50 percent of the award is deferred for two years and treated during that period as if it were invested in the Corporation’s common stock. Amounts deferred become payable on the second anniversary date of the end of the performance period. Awards are forfeited following termination of employment prior to the end of the performance period (or second anniversary of the end of the performance period in the case of the deferred portion), except in instances following death, divestiture, disability, retirement or layoff, in which case the award shall be prorated accordingly. In the event of a change of control during the performance period, the performance period shall terminate and a pro-rated portion of an award shall be paid to the participant. If a change of control occurs after the end of the performance period but before the second anniversary of the end of the performance period, the remaining 50 percent of the award will be payable. Amounts payable generally can be deferred under the Lockheed Martin Deferred Management Incentive Compensation Plan.

(2)	The minimum amount payable under the plan is 25 percent of the target, payable if the Corporation’s TSR relative to the TSR performance of other corporations (adjusted to reflect the effects of company mergers during the period) in the Standard & Poor’s 500 Index is equal to or exceeds the 40th percentile ranking. If the Corporation’s TSR performance is below the 40th percentile ranking, the amount payable is zero.

EXECUTIVE COMPENSATION

(3)	The target award is payable under the plan if the Corporation’s TSR relative to the TSR performance of other corporations (adjusted to reflect the effects of company mergers during the period) in the Standard & Poor’s 500 Index is equal to or exceeds the 60th percentile ranking.

(4)	The maximum award of 200 percent of target is payable under the plan if the Corporation’s TSR relative to the TSR performance of other corporations (adjusted to reflect the effects of company mergers during the period) in the Standard & Poor’s 500 Index is equal to or exceeds the 85th percentile ranking.

Executive Benefits

The Lockheed Martin Post-Retirement Death Benefit Plan for Elected Officers provides a death benefit for retired elected officers at a level of 1.5 times the officer’s base salary at the time of retirement. The amount payable under the plan is reduced to the extent an officer has not waived his or her benefits (if any) under the Martin Marietta Post-Retirement Death Benefit Plan or the Lockheed Post Retirement Death Benefit Plan. During active employment, our officers are provided personal liability insurance coverage of $5 million and accidental death and dismemberment coverage of $1 million.

Deferred Management Incentive Compensation Plan

The Lockheed Martin Corporation Deferred Management Incentive Compensation Plan (the “DMICP”) provides certain key management employees the opportunity to elect annually to defer, until termination of service or beyond, the receipt of all or a portion of incentive compensation awards under the Lockheed Martin Management Incentive Compensation Plan (“MICP”) and any amounts payable as Long Term Incentive Performance (LTIP) Awards pursuant to the Lockheed Martin Corporation Omnibus Performance Award Plan. The DMICP provides that a participant may choose, at the time the MICP deferral election is made, between two accounts (the “Interest Investment Option” or the “Stock Investment Option”). In the case of LTIP payments, fifty percent of any potential LTIP payment is automatically deferred into the Stock Investment Option for an additional two years at the time of the initial award. LTIP recipients are also given an opportunity to elect to defer further any amounts payable under an LTIP award (including following the automatic two-year deferral in the Stock Investment Option) into either the Interest Investment Option or Stock Investment Options. Under the Stock Investment Option, earnings on deferred amounts will accrue at a rate that tracks the performance of our common stock (including reinvestment of dividends). Under the Interest Investment Option, earnings on deferred amounts will accrue at a rate equivalent to the then published rate for computing the present value of future benefits under Cost Accounting Statement 415, Deferred Compensation. All amounts accumulated under the plan must be paid in a lump sum within fifteen days following a change of control.

EXECUTIVE COMPENSATION

Defined Contribution Plans

We sponsor a number of different defined contribution plans which cover nearly all our employees. During 2001, the Lockheed Martin Salaried Savings Plan (“Salaried Savings Plan”) covered the named executive officers.

The Salaried Savings Plan permits eligible employees to make regular savings contributions on a pre-tax or after-tax basis. For the year ended December 31, 2001, participants could contribute up to 17 percent of their current base salary (maximum of 16 percent on a pre-tax basis) subject to Internal Revenue Code limitations. In addition, we made a matching contribution to the participant’s account equal to 50 percent of up to the first 8 percent of compensation contributed by the participant.

All contributions to the Salaried Savings Plan are 100 percent vested. Full distribution under the Salaried Savings Plan is generally available upon the termination, layoff, retirement, disability or death of the participant.

Participants in the Salaried Savings Plan may direct the investment of employee contributions among fourteen different investment options including unitized funds invested in our common stock and a self-managed brokerage account. All of our matching contribution is invested in the ESOP Stock Fund, which is in part funded by an employee stock ownership feature of the plan.

Because of Internal Revenue Code limitations on annual contributions to the Salaried Savings Plan, certain employees are not allowed to elect to contribute the maximum 17 percent of compensation otherwise permitted by the Salaried Savings Plan. The Lockheed Martin Supplemental Savings Plan (“Supplemental Plan”) has been established for certain Salaried Savings Plan participants affected by these limits. The investment options available under the Salaried Savings Plan, including investments in our common stock, are available under the Supplemental Plan with the exception of the self-managed account, with investments in the Supplemental Plan reflecting only bookkeeping entries rather than actual purchases of the underlying instruments. The investment elections made by a participant under the Supplemental Plan need not be the same as his or her investment elections under the Salaried Savings Plan. The Supplemental Plan provides for payment following termination of employment in a lump sum or up to twenty annual installments. All amounts accumulated and unpaid under the Supplemental Plan must be paid in a lump sum within fifteen calendar days following a change in control (as defined in the plan document).

EXECUTIVE COMPENSATION

Maximum Annual Benefit Payable Upon Normal Retirement

Lockheed Pension Plan1

Five Year
Average	15 Years of	20 Years of	25 Years of	30 Years of	40 Years of
Compensation	Service	Service	Service	Service	Service

$100,000	$21,915	$29,220	$36,525	$43,830	$58,635

150,000	33,165	44,220	55,275	66,330	88,635

200,000	44,415	59,220	74,025	88,830	118,635

300,000	66,915	89,220	111,525	133,830	178,635

400,000	89,415	119,220	149,025	178,830	238,635

500,000	111,915	149,220	186,525	223,830	298,635

600,000	134,415	179,220	224,025	268,830	358,635

700,000	156,915	209,220	261,525	313,830	418,635

800,000	179,415	239,220	299,025	358,830	478,635

900,000	201,915	269,220	336,525	403,830	538,635

1,000,000	224,415	299,220	374,025	448,830	598,635

1,200,000	269,415	359,220	449,025	538,830	718,635

1,400,000	314,415	419,220	524,025	628,830	838,635

1,600,000	359,415	479,220	599,025	718,830	958,635

1,800,000	404,415	539,220	674,025	808,830	1,078,635

2,000,000	449,415	599,220	749,025	898,830	1,198,635

2,500,000	561,915	749,220	936,525	1,123,830	1,498,635

3,000,000	674,415	899,220	1,124,025	1,348,830	1,798,635

3,500,000	786,915	1,049,220	1,311,525	1,573,830	2,098,635

4,000,000	899,415	1,199,220	1,499,025	1,798,830	2,398,635

4,500,000	1,011,915	1,349,220	1,686,525	2,023,830	2,698,635

5,000,000	1,124,415	1,499,220	1,874,025	2,248,830	2,998,635

5,500,000	1,236,915	1,649,220	2,061,525	2,473,830	3,298,635

NOTES TO TABLE:

(1)	The Lockheed Plan formula only recognizes service for benefit accruals up to 40 years.

EXECUTIVE COMPENSATION

Maximum Annual Benefit Payable Upon Normal Retirement

Martin Pension Plan1

Three Year
Average	15 Years of	20 Years of	25 Years of	30 Years of	40 Years of	45 Years of
Compensation	Service[2]	Service[2]	Service[2]	Service[3]	Service[3]	Service[3]

$100,000	$21,105	$28,139	$35,174	$50,907	$56,744	$64,244

150,000	32,355	43,139	53,924	78,407	86,810	98,154

200,000	43,605	58,139	72,674	105,907	117,060	132,185

300,000	66,105	88,139	110,174	160,907	177,560	200,248

400,000	88,605	118,139	147,674	215,907	238,060	268,310

500,000	111,105	148,139	185,174	270,907	298,560	336,373

600,000	133,605	178,139	222,674	325,907	359,060	404,435

700,000	156,105	208,139	260,174	380,907	419,560	472,498

800,000	178,605	238,139	297,674	435,907	480,060	540,560

900,000	201,105	268,139	335,174	490,907	540,560	608,623

1,000,000	223,605	298,139	372,674	545,907	601,060	676,685

1,200,000	268,605	358,139	447,674	655,907	722,060	812,810

1,400,000	313,605	418,139	522,674	765,907	843,060	948,935

1,600,000	358,605	478,139	597,674	875,907	964,060	1,085,060

1,800,000	403,605	538,139	672,674	985,907	1,085,060	1,221,185

2,000,000	448,605	598,139	747,674	1,095,907	1,206,060	1,357,310

2,500,000	561,105	748,139	935,174	1,370,907	1,508,560	1,697,623

3,000,000	673,605	898,139	1,122,674	1,645,907	1,811,060	2,037,935

3,500,000	786,105	1,048,139	1,310,174	1,920,907	2,113,560	2,378,248

4,000,000	898,605	1,198,139	1,497,674	2,195,907	2,416,060	2,718,560

4,500,000	1,011,105	1,348,139	1,685,174	2,470,907	2,718,560	3,058,873

5,000,000	1,123,605	1,498,139	1,872,674	2,745,907	3,021,060	3,399,185

5,500,000	1,236,105	1,648,139	2,060,174	3,020,907	3,323,560	3,739,498

NOTES TO TABLE:

(1)	All figures listed in the chart above are benefits payable under the greater of the Lockheed Martin Retirement Program or the Lockheed Martin Retirement Income Plan.

EXECUTIVE COMPENSATION

(2)	When the Martin Plan was amended to comply with the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), a modified version of the existing benefit accrual formula was preserved for certain employees who were participants in the Plan prior to October 1, 1975 (“Pre-ERISA Formula”). Employees who became participants after that date accrue benefits under a different formula (“Post-ERISA Formula”). In January 1991, the Martin Plan was amended to provide that future accruals for all highly compensated employees would be based on the Post-ERISA Formula. As a result of the amendment, if an employee receives less from the Martin Plan than would have been otherwise received under the Pre-ERISA Formula, the Corporation intends to make up the difference out of general corporate assets. The amounts in this column are calculated under the Post-ERISA formula.

(3)	Calculated under the Pre-ERISA formula.

EXECUTIVE COMPENSATION

Maximum Annual Benefit Payable Upon Normal Retirement

Lockheed Martin Retirement Program

Three Year
Average	15 Years of	20 Years of	25 Years of	30 Years of	40 Years of	45 Years of
Compensation	Service	Service	Service	Service	Service	Service

$100,000	$21,105	$28,139	$35,174	$42,209	$56,744	$64,244

150,000	32,355	43,139	53,924	64,709	86,744	97,994

200,000	43,605	58,139	72,674	87,209	116,744	131,744

300,000	66,105	88,139	110,174	132,209	176,744	199,244

400,000	88,605	118,139	147,674	177,209	236,744	266,744

500,000	111,105	148,139	185,174	222,209	296,744	334,244

600,000	133,605	178,139	222,674	267,209	356,744	401,744

700,000	156,105	208,139	260,174	312,209	416,744	469,244

800,000	178,605	238,139	297,674	357,209	476,744	536,744

900,000	201,105	268,139	335,174	402,209	536,744	604,244

1,000,000	223,605	298,139	372,674	447,209	596,744	671,744

1,200,000	268,605	358,139	447,674	537,209	716,744	806,744

1,400,000	313,605	418,139	522,674	627,209	836,744	941,744

1,600,000	358,605	478,139	597,674	717,209	956,744	1,076,744

1,800,000	403,605	538,139	672,674	807,209	1,076,744	1,211,744

2,000,000	448,605	598,139	747,674	897,209	1,196,744	1,346,744

2,500,000	561,105	748,139	935,174	1,122,209	1,496,744	1,684,244

3,000,000	673,605	898,139	1,122,674	1,347,209	1,796,744	2,021,744

3,500,000	786,105	1,048,139	1,310,174	1,572,209	2,096,744	2,359,244

4,000,000	898,605	1,198,139	1,497,674	1,797,209	2,396,744	2,696,744

4,500,000	1,011,105	1,348,139	1,685,174	2,022,209	2,696,744	3,034,244

5,000,000	1,123,605	1,498,139	1,872,674	2,247,209	2,996,744	3,371,744

5,500,000	1,236,105	1,648,139	2,060,174	2,472,209	3,296,744	3,709,244

EXECUTIVE COMPENSATION

Pension Plans

We sponsor a number of pension plans for employees. During 2001, the named executive officers participated in the Lockheed Martin Retirement Program (“LMRP”), which is made up of a number of component pension plans, including the:

•	Lockheed Martin Retirement Plan for Certain Salaried Employees (the “Lockheed Plan”) which covers former Lockheed employees;
•	Lockheed Martin Retirement Income Plan (the “Martin Plan”) which covers former Martin employees; and
•	Lockheed Martin Federal Systems Retirement Plan (the “Federal Systems Plan”) which covers former Federal Systems employees.

The calculation of retirement benefits under the LMRP is determined by a formula which takes into account the participant’s years of credited service and average compensation for the highest three years of the last ten years of employment with us preceding retirement. Average compensation includes the employee’s normal rate of pay (without overtime), bonuses earned under the MICP and lump sum payments in lieu of a salary increase. Normal retirement age is 65; however, benefits are payable as early as age 55 at a reduced amount or without reduction at age 60. Certain employees who retire between ages 60 and 62 are eligible for supplemental payments ending at age 62.

During a five-year period ending on June 30, 2002, an employee who participated in the Lockheed Plan or the Martin Plan prior to July 1, 1997 will receive a pension calculated in accordance with the formula used in the LMRP or if the pension benefit would be greater, in accordance with the formula under the Lockheed Plan or the Martin Plan, whichever is applicable. After the transition period, the employee will receive a pension calculated in accordance with the formula used in the LMRP for all service or if the pension benefit would be greater, in accordance with the heritage plan formula for service through the end of the transition period plus the LMRP formula for service after the transition period.

Employees who actively participated in the Federal Systems Plan on December 31, 1998 will receive a pension calculated in accordance with the formula used in the LMRP or if the pension benefit would be greater, in accordance with the formula under the Federal Systems Plan in effect as of December 31, 1998. There is no five-year transition period associated with the Federal Systems Plan.

The formula for calculating pension benefits under the Lockheed Plan is similar to that used in the LMRP except that average compensation is based on the highest five consecutive years of the last ten years of employment. In addition, if an employee’s age and years of credited service equal or exceed 85, a participant can retire as early as age 55 without reduction.

The formula for calculating pension benefits under the Martin Plan is similar to that used in the LMRP except that the formula takes into account amounts earned during the year

EXECUTIVE COMPENSATION

as base salary, MICP bonuses awarded that year, lump sum payments in lieu of a salary increase and overtime. Certain participants who retire as early as age 55 are also eligible for supplements payable until age 62 based on years of credited service, if they retire during the five year transition period ending June 30, 2002. The Martin Plan also contains Personal Pension Accounts (PPA) and Voluntary Pension Accounts (VPA) for employees who became employees of Martin Marietta as a result of the GE Aerospace business combination. These account balances are available as a lump sum at termination or can be converted to an annuity.

The calculation of retirement benefits under the Federal Systems Plan is based on a formula which takes into account the participant’s years of credited service and pay over the career of the employee. Pay currently includes salary, commissions, overtime, shift differential, lump sum pay in lieu of a salary increase, MICP bonuses awarded that year, and 401(k) and pre-tax contributions. The Federal System Plan also contains a Personal Retirement Provision (PRP) which is an account balance based on past allocations. This account balance is available as a lump sum at termination or can be converted to an annuity.

Certain salaried employees also participate in nonqualified supplemental retirement plans. These supplemental plans pay benefits in excess of Internal Revenue Code limits on qualified plan benefits or in some instances in accordance with a grandfathered or special pension formula. The supplemental plans generally pay benefits at the same time and in the same form as benefits are paid under the LMRP, although lump sum payments are available under some supplemental plans. The plans providing supplemental benefits to the Lockheed Plan provide that any participant receiving annuity benefits under such plans at the time of a change in control of Lockheed, as defined, will receive, in lieu of the continuation of such annuity payments, the actuarial equivalent of such benefits in a lump sum payable within thirty calendar days following the change in control.

As of December 31, 2001, the estimated annual benefits payable upon retirement at age 65 for the individuals named in the compensation table, based on continued employment at current compensation, are as follows: Dr. Coffman $2,850,221; Mr. Stevens $830,107; Mr. Hancock $747,516; Mr. Coutts $845,061; and Mr. Smith $550,652. These amounts (as do the amounts shown on the tables) include benefits payable under the supplemental plans. The years of credited service as of December 31, 2001, for Messrs. Coffman, Stevens, Hancock, Coutts and Smith were 34 years, 14 years, 34 years, 29 years, and 14 years, respectively.

For Messrs. Stevens and Coutts, the LMRP formula for all service yields the greater projected benefit. In addition to the LMRP determined benefit, Mr. Coutts will receive the value of contributions he made prior to January 1, 1995 in the form of a lump sum or a five year certain life annuity. Based on current interest rates, the annual payment under the five-year certain life annuity beginning at age 65 is projected to be $7,616. For Messrs. Coffman, Hancock and Smith, the Lockheed Plan formula for service until

EXECUTIVE COMPENSATION

June 30, 2002 and the LMRP formula for service thereafter yields the greater projected benefit.

The amounts listed on the preceding tables are not subject to any deduction for Social Security benefits or other offsets and are computed as single life annuities. The pension tables show the estimated annual benefits payable upon retirement for specified earnings and years of service under the Lockheed Plan, the Martin Plan, and the Lockheed Martin Retirement Program.

PROPOSALS YOU MAY VOTE ON

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The ratification of appointment of Ernst & Young LLP, although not required, is submitted to the stockholders because the Board believes it to be good corporate governance. Ernst & Young LLP fees for services provided to the Corporation for the last fiscal year are in the table below. If the stockholders fail to ratify the appointment, the Board will review the matter. Representatives of Ernst & Young LLP are expected to attend the Annual Meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Ernst & Young Fees	Last Fiscal Year

Audit Fees	$ 5,900,000

Financial Information Systems Design & Implementation	—

All other services*	$14,700,000

*	Includes statutory audits of foreign subsidiaries, audits of benefit plans, foreign and domestic tax services, acquisition and divestiture activities, and services related to SEC matters.

The Board unanimously recommends a vote FOR the ratification of appointment of Ernst & Young LLP as independent auditors in 2002.

PROPOSALS YOU MAY VOTE ON

STOCKHOLDER PROPOSALS

1. STOCKHOLDER PROPOSAL #1 — By Evelyn Y. Davis

Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C., 20037, the owner of 648 shares of Common Stock of the Corporation has notified Lockheed Martin Corporation that she intends to present the following proposal at this year’s annual meeting:

RESOLVED: That the stockholders recommend that the Board direct management that within five days after approval by the shareholders of this proposal, the management shall publish in newspapers of general circulation in the cities of New York, Washington, D.C., Detroit, Chicago, San Francisco, Los Angeles, Dallas, Houston and Miami, and in the Wall Street Journal and U.S.A. Today, a detailed statement of each contribution made by the company, either directly or indirectly, within the immediately preceding fiscal year, in respect of a political campaign, political party, referendum or citizens’ initiative, or attempts to influence legislation, specifying the date and amount of each such contribution, and the person or organization to whom the contribution was made. Subsequent to this initial disclosure, the management shall cause like data to be included in each succeeding report to shareholders. And if no such disbursements were made, to have that fact publicized in the same manner.

Stockholder’s Supporting Statement

REASONS: This proposal, if adopted, would require the management to advise the shareholders how many corporate dollars are being spent for political purposes and to specify what political causes the management seeks to promote with those funds. It is therefore no more than a requirement that the shareholders be given a more detailed accounting of these special purpose expenditures that they now receive. These political contributions are made with dollars that belong to the shareholders as a group and they are entitled to know how they are being spent.

Last year the owners of 12,496,021 shares, representing approximately 3.2% of shares voting, voted FOR this proposal.

If you AGREE, please mark your proxy FOR this resolution.

The Board unanimously recommends a vote AGAINST this Proposal for the following reasons:

Extensive disclosure of campaign contributions is already mandated by law, making the proposal a duplicative and unnecessary expense for the Corporation.

PROPOSALS YOU MAY VOTE ON

No corporate funds, by law, are expended to make political contributions to federal elections. The Corporation has an active government affairs program and many of our eligible executive employees actively participate, on a voluntary basis, through contributions to the Lockheed Martin Employees’ Political Action Committee (“PAC”). PAC contributions to candidates for federal office are reported to the Federal Election Commission (FEC) and available for public inspection. Recipients of political contributions made by Lockheed Martin to state or local candidates or campaign committees are reported typically by the recipient and these reports are generally available to the public. Interested stockholders may obtain these disclosures without having the Corporation incur expense to disclose political contributions in major newspapers or other reports to the stockholders.

For these reasons, the Board unanimously recommends a vote AGAINST the proposal.

2. STOCKHOLDER PROPOSAL #2 — By John Chevedden

Mr. John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278-2453, the owner of 200 shares of Common Stock of the Corporation has notified Lockheed Martin Corporation that he intends to present the following proposal at this year’s annual meeting:

RESOLVED:

REINSTATE SIMPLE-MAJORITY VOTE
Lockheed Martin (LMT) shareholders recommend to reinstate simple majority vote on each issue submitted to shareholder vote to the fullest extent possible. Delete LMT requirements for greater than a majority shareholder vote. This includes the 80% vote requirement to remove a director with cause. Also, require that any change on this proposal topic be put to shareholder vote — as a separate proposal.

SUPPORTING STATEMENT:

Why return to simple-majority vote?

•	Under the existing LMT rule, if 79% of shares outstanding voted to remove a director with cause and only 1% voted no — only 1% of shares could force their will on the overwhelming 79% majority.
•	Simple-majority proposals like this proposal won 54% APPROVAL from shareholders at major companies in both 1999 and 2000 — Investor Responsibility Research Center.
•	According to the Investor Responsibility Research Center this proposal topic, submitted by this same proponent, John Chevedden, Redondo Beach, Calif. won more than 60% approval at Delphi Automotive in May 2000.

What incentive is there for good corporate governance — highlighted by simple-majority vote?

A recent survey by McKinsey & Co., international management consultant, shows that institutional investors would pay an 18% premium for good corporate governance.
Wall Street Journal               June 19, 2000

PROPOSALS YOU MAY VOTE ON

Simple majority vote is particularly important when management needs greater accountability.

      To regain shareholder value:

REINSTATE SIMPLE-MAJORITY VOTE

Yes on 2

The Board unanimously recommends a vote AGAINST this proposal for the following reasons:

The Board of Directors believes that Lockheed Martin’s governance practices are sound, do not act to entrench this Board, and serve the best interests of our stockholders. Lockheed Martin does not have a shareholder rights plan, our Board of Directors is unclassified, over two-thirds of the Lockheed Martin directors are independent of management, as are each of the members of the Audit and Ethics, Management Development and Compensation and Nominating and Corporate Governance Committees of the Board of Directors. Our stockholders have the opportunity to evaluate the qualifications and independence of Lockheed Martin directors annually.

Currently, all but a few of the proposals to be submitted to our stockholders require the vote of a majority of the then-outstanding voting power. Our charter and bylaws contain higher voting thresholds for certain fundamental corporate matters, like the removal of directors and certain other extraordinary corporate transactions (e.g., certain business combinations and the payment of “greenmail”). The “simple majority” in this proposal would be based on the number of votes cast at a meeting of stockholders, whether in person or by proxy. Under such circumstances, as little as 25.1 percent of the outstanding voting power of the Corporation would be sufficient to approve many of the matters that historically have been submitted to our stockholders for a vote.

Lockheed Martin’s supermajority voting provisions are not intended to, and do not, preclude unsolicited offers to acquire Lockheed Martin at a fair price. The Board of Directors strongly believes that these provisions preserve and maximize total stockholder value and protect all stockholders against the self-interested actions of one or a few large stockholders because the Board of Directors has a duty to act on a fully informed basis and in the best interests of the Corporation and all of its stockholders. The Board believes that it is in the best position to evaluate the adequacy and fairness of proposed offers, negotiate on behalf of all stockholders and protect stockholders from abusive tactics during the takeover process.

The Board of Directors believes the proposal provides no benefit to Lockheed Martin’s stockholders and should be rejected.

For these reasons, the Board unanimously recommends a vote AGAINST the proposal.

PROPOSALS YOU MAY VOTE ON

3. STOCKHOLDER PROPOSAL #3 — By Swarthmore College

Swarthmore College, 500 College Avenue, Swarthmore, PA 19081, the owner of 7,500 shares of Common Stock of the Corporation has notified Lockheed Martin Corporation that they intend to present the following proposal at this year’s annual meeting:

WHEREAS: our Company has pledged its commitment to principles of non-discrimination, but has not in its company-wide, written equal employment opportunity policy explicitly barred discrimination based on sexual orientation;

WHEREAS: hundreds of major corporations have adopted sexual orientation non-discrimination policies, including over half of the Fortune 500 companies;

WHEREAS: our competitors Boeing, Raytheon, and Honeywell International explicitly prohibit discrimination based on sexual orientation;

WHEREAS: these companies have a competitive position in recruiting and retaining employees from the widest available talent pool;

WHEREAS: employment discrimination and the denial of equal benefits on the basis of sexual orientation diminishes employee morale and productivity;

WHEREAS: our Company has an interest in preventing discrimination and resolving complaints internally to avoid costly litigation or damage to our reputation as an equal opportunity employer;

WHEREAS: a National Gay and Lesbian Task Force review of twenty nationwide studies found that between 16% and 44% of gay men and lesbians in twenty cities nationwide have experienced some form of workplace harassment or discrimination related to their sexual orientation;

WHEREAS: our Company has operations in and makes sales to public institutions in states and cities which prohibit discrimination on the basis of sexual orientation;

WHEREAS: San Francisco, Atlanta, Seattle and Los Angeles have adopted and other jurisdictions are considering legislation restricting business with companies which do not guarantee equal treatment for lesbian and gay employees;

WHEREAS: national polls have consistently found more than three-quarters of Americans support equal rights in the workplace for gay men, lesbians and bisexuals.

RESOLVED: The Shareholders request the Board of Directors to amend Lockheed Martin’s company-wide written equal employment opportunity policy to bar discrimination on the basis of sexual orientation.

PROPOSALS YOU MAY VOTE ON

Stockholder’s Supporting Statement

By implementing a written policy prohibiting discrimination based on sexual orientation, our Company will ensure a respectful and productive atmosphere for all employees and enhance its competitive edge by joining the ranks of major competitors guaranteeing equal opportunity for all employees.

The Board unanimously recommends a vote AGAINST this proposal for the following reasons:

Lockheed Martin Corporation does not tolerate harassment or discrimination of any kind. We are committed to operating our businesses in full compliance with applicable laws and regulations and have implemented policies and codes of conduct regarding fair treatment of our employees. These policies reflect our belief that no employee should be subjected to any form of discrimination. The Corporation also has an Executive Diversity Council, made up of senior management, to provide constant focus on diversity-related issues and initiatives at Lockheed Martin Corporation.

Lockheed Martin’s Code of Ethics and Business Conduct requires that all employees treat one another with dignity and fairness, appreciating the diversity of our workforce and the uniqueness of each employee. The code further reflects our commitment to honesty, just management, fairness, providing a safe and healthy environment free from fear of retribution, and respecting the dignity due everyone.

The proposed addition to our policies is not needed, in the Board’s view, because harassment and discrimination are already prohibited by existing policies in place at Lockheed Martin. We are committed to the diversity of our employees.

For these reasons, the Board unanimously recommends that stockholders vote AGAINST the proposal.

4. STOCKHOLDER PROPOSAL #4 — By The Sisters of the Blessed Sacrament

The Sisters of the Blessed Sacrament, 1663 Bristol Pike, Bensalem, PA 19020-5796, the owner of 200 shares of Common Stock of the Corporation has notified Lockheed Martin Corporation that they intend to present the following proposal at this year’s annual meeting:

WHEREAS, the proponents of this resolution believe that all human beings are called to seek justice and peace, and faith leaders in all denominations exhort their members and all people of good will to preserve life and to respect creation;

WHEREAS, the United States, by its policy of nuclear deterrence, has declared itself ready, willing, and able to use nuclear weapons against not only nuclear but also biological, chemical and conventional attacks or even threats of such attacks;

PROPOSALS YOU MAY VOTE ON

WHEREAS, our Company is currently manufacturing component parts for nuclear weapons or their delivery systems for sale to the United States;

WHEREAS, the effects of nuclear weapons are uncontrollable and incapable of discriminating between proper military targets and civilian and other innocent persons, including citizens of neutral nations and members of future generations, and would severely damage the environment;

WHEREAS, it therefore appears that the use or threat of use of nuclear weapons is unlawful under rules of international law recognized by the United States and indisputable facts as to the effects of such weapons (Charles J. Moxley, Jr., Nuclear Weapons and International Law in the Post Cold War World (Austin & Winfield 2000) pp. 9, 726-27, 780-81);

WHEREAS, the proponents of this resolution believe that the use or threat of use of nuclear weapons is immoral;

WHEREAS, mainline U.S. religious denominations condemn nuclear war;

WHEREAS, the United States does not exist in isolation, and its actions affect states and peoples throughout the world whose actions in turn affect the United States;

WHEREAS, even if we believe the United States would never again use these dread weapons, U.S. declared readiness to use such weapons raises the risk of use by some state or group and fosters nuclear weapons proliferation when our objective should instead be the de-legitimization of such weapons;

WHEREAS, we therefore believe it is not acceptable for our Company to participate in the manufacture of component parts for nuclear weapons systems;

THEREFORE BE IT RESOLVED that the shareholders request the Board of Directors to establish as policy, within one year of the 2002 annual meeting, that our Company will no longer bid on contracts to produce components of nuclear weapons or their delivery systems and that our Company will, as expeditiously and prudently as possible, take steps to disengage from current or proposed contracts for the production or maintenance of such products.

The Board unanimously recommends a vote AGAINST this proposal for the following reasons:

Lockheed Martin performs work in support of the national security of the United States. The Corporation does not manufacture or test nuclear weapons. It has had a long-standing program to construct ballistic missiles for the U.S. Navy’s Fleet Ballistic Missile Program. In addition, Lockheed Martin manages Sandia National Laboratory for the government, where the government conducts work designed to assure the safety and reliability of

PROPOSALS YOU MAY VOTE ON

nuclear weapons, including the manufacture and testing of replacement components. It is the intention of the Corporation to continue to perform services and manufacture products which the government deems to be in the national security interest of the United States. Therefore, the Board of Directors strongly recommends the resolution not be adopted.

For these reasons, the Board unanimously recommends a vote AGAINST the proposal.

5. STOCKHOLDER PROPOSAL #5 — By the Episcopal Church and Other Groups

The Domestic and Foreign Missionary Society of the Protestant Episcopal Church in the United States of America, 815 Second Avenue, New York, NY 10017-4503, the owner of 400 shares of Common Stock of the Corporation; the Medical Mission Sisters, Office for Responsible Investment, 338 West Street, Hyde Park, MA 02136-1320, the owner of more than $2,000 of Common Stock of the Corporation; the Sisters of Mercy Regional Community of Detroit, 29000 Eleven Mile Road, Farmington Hills, MI 48336, the owner of 52,500 shares of Common Stock of the Corporation; the School Sisters of Notre Dame, Cooperative Investment Fund, 336 East Ripa Avenue, St. Louis, MO 63125, the owner of 108 shares of Common Stock of the Corporation; The Sisters of St. Francis of Philadelphia, 609 South Convent Road, Aston, PA 19014-1207, the owner of at least $2,000 of Common Stock of the Corporation; The Sisters of Charity of Saint Elizabeth, P.O. Box 476, Convent Station, New Jersey 07961-0476, the owner of 65 shares of Common Stock of the Corporation; and the Sisters of St. Francis, Mount St. Francis, 3390 Windsor Avenue, Dubuque, IA 52001-1311, the owner of 3,476 shares of Common Stock of the Corporation have notified Lockheed Martin Corporation that they intend to present the following proposal at this year’s annual meeting:

WHEREAS:

The United States military’s plans to develop technologies with the potential to wage war from space are intended to enhance our collective security;

In light of the September 11, 2001 tragedy, we believe that these plans will not achieve that end.

Therefore let it be resolved:

Shareholders request the Board of Directors to provide a comprehensive report describing our Company’s involvement in space-based weaponization and an assessment of the potential financial, legal, and public relations liabilities involved. The report would be made available to shareholders on request by October 2002 (withholding proprietary information and prepared at reasonable cost).

Stockholder’s Supporting Statement

The proponents of this resolution believe that outer space is the common heritage of all and should be used for peaceful purposes and the well-being of all peoples. We believe that

PROPOSALS YOU MAY VOTE ON

present research will soon lead to weaponization projects. We believe that shareholders deserve company transparency with regard to our company’s involvement in research, development, and promotion of weapons in space. The requested report could include the following aspects:

1.	Current value of outstanding contracts to develop components of the Space Command’s Programs;

2.	Amount of the company’s own money (versus government funding) spent on inhouse research and development for the Space Command program, in comparison to non-military contracts in this segment of its business;

3.	The ethical and financial reasons for being involved in the Space Command Program.

We urge support for this resolution.

The Board unanimously recommends a vote AGAINST this proposal for the following reasons:

Lockheed Martin is involved in a wide range of programs for the United States Government designed to preserve and enhance the security of the United States. These programs include many related to space technology, such as the construction and operation of launch vehicles, the design and manufacture of satellites, the integration of complex space systems, including sensors and telemetry packages, the operation of space-based networks, and the processing of data transmitted from space. This work is performed for a variety of United States Government agencies, including the Missile Defense Agency and the United States Air Force. Unclassified and non-proprietary information on these programs is easily obtainable through public sources, including the U. S. Government’s and the Corporation’s web sites (www.lockheedmartin.com). Therefore, the Board of Directors believes the information requested in the proposed report would not add substantially to that already available to the public and stockholders.

For these reasons, the Board unanimously recommends a vote AGAINST the proposal.

PROPOSALS YOU MAY VOTE ON

NOMINATION OF DIRECTORS, STOCKHOLDER PROPOSALS AND OTHER BUSINESS

We will make financial and other reports available for inspection by stockholders present at the Annual Meeting, but there is no intention to take action regarding the reports.

We pay for the cost of soliciting proxies. We solicit by mail and arrangements are made with brokerage houses and other custodians, nominees and fiduciaries to send proxy material to beneficial owners. We will, upon request, reimburse them for their reasonable expenses. We have retained Morrow & Co., Inc. to aid in the solicitation of proxies and to verify related records at a fee of $35,000 plus expenses. To the extent necessary to ensure sufficient representation at the Annual Meeting, we may request the return of proxies by telephone or otherwise. Stockholders are requested to return their proxies without delay.

If any matters properly come before the Annual Meeting, we intend that the shares represented by proxies will be voted in the discretion of the persons voting the proxies. Discretionary authority will be exercised to vote on any matters incidental to the conduct of the meeting.

To be presented at our 2003 Annual Meeting, stockholder proposals must be received by the Secretary of the Corporation no later than November 20, 2002 to be included in the proxy statement and on the proxy card that will be solicited by the Board of Directors. The inclusion of any proposal will be subject to applicable rules of the SEC.

Our bylaws also require advance notice of any proposal by a stockholder intended to be presented at the Annual Meeting that is not included in our notice of meeting and proxy statement or made by or at the direction of the Board of Directors, including any proposal for the nomination for election as a director. In general, nominations and proposals to be presented at the Annual Meeting must be delivered to the Secretary of the Corporation at our principal executive office, 6801 Rockledge Drive, Bethesda, Maryland 20817, not less than 90 days nor more than 120 days prior to the anniversary date of the mailing of the notice of the preceding year’s Annual Meeting. Written suggestions submitted by stockholders concerning proposed nominees for election to the Board of Directors will be presented to the Nominating and Corporate Governance Committee for its consideration. Suggestions should include a brief description of the proposed nominee’s qualifications and all other relevant biographical data as well as the written consent of the proposed nominee to act as a director if nominated and elected. A notice of a stockholder proposal must contain specified information concerning the matter to be brought before the meeting and concerning the stockholder proponent. Any waiver by us of these requirements relating to a particular stockholder proposal shall not constitute a waiver of any other stockholder proposal nor shall it obligate us to waive these requirements regarding future submissions of that or any other stockholder proposal. To be properly brought before the 2003 Annual Meeting, written notice of nominations or other business to be introduced by a stockholder must be received between the dates of November 20, 2002 and December 20, 2002, inclusive.

NOMINATION OF DIRECTORS, STOCKHOLDER PROPOSALS AND OTHER BUSINESS

Any stockholder desiring a copy of our bylaws will be furnished one without charge upon written request to the Secretary of the Corporation at the address above.

Lillian M. Trippett Vice President, Corporate Secretary and Associate General Counsel

March 20, 2002

NOMINATION OF DIRECTORS, STOCKHOLDER PROPOSALS AND OTHER BUSINESS

APPENDIX I

AUDIT & ETHICS COMMITTEE CHARTER

The Board of Directors by resolution adopted by a majority of the Board of Directors shall provide for an Audit and Ethics Committee of three or more directors who are not officers or employees of the Corporation, who are free from any relationship that, in the opinion of the Board of Directors, would interfere with the exercise of the independent judgment of each member as a Committee member, and who otherwise meet financial experience requirements as interpreted by the Board of Directors. The members of the Audit and Ethics Committee shall be elected by the Board of Directors to serve at the pleasure of the Board of Directors. The Board of Directors shall designate from among the membership of the Audit and Ethics Committee a chairman. The Audit and Ethics Committee shall, except when such powers are by statute or this charter or the Bylaws either reserved to the full Board of Directors or delegated to another committee of the Board of Directors, possess and may exercise the powers of the Board of Directors relating to all accounting and auditing matters of this Corporation. The Audit and Ethics Committee shall:

•	recommend to the Board of Directors the selection, retention or termination of the independent auditors, who will be ultimately accountable to the Board of Directors and the Audit and Ethics Committee of the Corporation;

•	ensure that the independent auditors submit on a periodic basis to the Audit and Ethics Committee a formal written statement delineating all relationships between the independent auditor and the Corporation, be responsible for actively engaging in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors, and be responsible for recommending that the Board of Directors take appropriate action in response to the independent auditors’ report to satisfy itself of the independent auditors’ independence;

•	prior to the end of the Corporation’s fiscal year shall review the scope and timing of the work to be performed and the compensation to be paid to the independent auditors selected by the Board;

•	review with the Corporation’s management and the independent auditors the financial accounting and reporting principles appropriate for the Corporation, the policies and procedures concerning audits, accounting and financial controls, and any recommendations to improve existing practices, and the qualifications and work of the Corporation’s internal audit staff;

•	require that the independent auditors advise the Audit and Ethics Committee through its Chair and the Corporation’s management of any matters identified during reviews of interim quarterly financial statements which are required to be communicated to the Audit and Ethics Committee by the independent auditors under auditing standards generally accepted in the United States, and that the independent auditors provide such

I-1

communication prior to the related quarterly press release or, if not practicable, prior to filing the related Form 10-Q;

•	review with management and the independent auditors the financial statements to be included in the Corporation’s Annual Report on Form 10-K, including the independent auditors’ judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements; and

•	review with the independent auditors the results of their annual audit, their report and any other matters required to be communicated to the Audit and Ethics Committee by the independent auditors under auditing standards generally accepted in the United States.

The Audit and Ethics Committee shall also:

•	review the scope of the internal audit staff’s work plan for the year and, as appropriate, review significant findings and management’s actions to address these findings;

•	monitor compliance with the Code of Ethics and Standards of Conduct, and review and resolve all matters of concern presented to it by the Corporate Ethics Committee or the Corporate Ethics Office;

•	review and monitor on a periodic basis the adequacy of the Corporation’s policies and procedures with respect to environmental, health and safety laws and regulations, including the Corporation’s record of compliance with such laws and regulations; and

•	review with the General Counsel the status of pending claims, litigation and other legal matters on a periodic basis.

The Audit and Ethics Committee shall have the power to investigate any matter falling within its jurisdiction, and it shall also perform such other functions and exercise such other powers as may be delegated to it from time to time by the Board of Directors. The Audit and Ethics Committee shall hold four meetings each year, and shall separately meet in executive session with the Corporation’s independent auditors and internal audit department representative. The Audit and Ethics Committee shall review and reassess the Audit and Ethics Committee charter at least annually and make recommendations to the Board of Directors, as appropriate. All action by the Audit and Ethics Committee shall be reported to the Board of Directors at its next meeting succeeding such action and shall be subject to revision and alteration by the Board of Directors. Vacancies in the Audit and Ethics Committee shall be filled by the Board of Directors. While the Audit and Ethics Committee has the responsibilities and powers set forth in this charter, it is not the duty of the Audit and Ethics Committee to plan or conduct audits or to determine that the Corporation’s financial statements are complete and accurate and are in accordance with accounting principles generally accepted in the United States. This is the responsibility of management and the independent auditors. Nor is it the duty of the Audit and Ethics Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditors, or to assure compliance with laws and regulations and the Corporation’s Code of Ethics and Business Conduct.

I-2

5601
[X]	Please mark your
votes as in this
example.

This proxy solicitation/voting instruction card when properly executed and returned will be voted in the manner directed herein or in accordance with the proxies’ discretion on proposals that are untimely or on other matters incident to the meeting. If no direction is made, this card will be voted FOR Proposals 1 and 2 and AGAINST Proposals 3, 4, 5, 6 and 7.

Directors recommend a vote FOR ALL nominees and FOR Proposal 2.

		FOR	WITHHELD							FOR	AGAINST	ABSTAIN
1.	Election	[ ]	[ ]	01.	Nolan D. Archibald	07.	Eugene F. Murphy	2.	Appointment	[ ]	[ ]	[ ]
	of			02.	Norman R. Augustine	08.	Frank Savage		of Ernst &
	Directors			03.	Marcus C. Bennett	09.	Robert J. Stevens		Young as
				04.	Vance D. Coffman	10.	James R. Ukropina		Auditors
				05.	Gwendolyn S. King	11.	Douglas C. Yearley
(For, except vote withheld from the following nominee(s))				06.	Douglas H. McCorkindale

Directors recommend a vote AGAINST Proposals 3, 4, 5, 6 and 7.

		FOR	AGAINST		ABSTAIN

3.	Stockholder Proposal #1	[ ]		[ ]	[ ]

4.	Stockholder Proposal #2	[ ]		[ ]	[ ]

5.	Stockholder Proposal #3	[ ]		[ ]	[ ]

6.	Stockholder Proposal #4	[ ]		[ ]	[ ]

7.	Stockholder Proposal #5	[ ]		[ ]	[ ]

	I elect not to direct the voting of unallocated shares in the Lockheed Martin Corporation Salaried Savings Plan.	[ ]	I will attend the meeting	[ ]

The signer hereby revokes all previous proxies given by the signer to vote at the Annual Meeting or any adjournments thereof.

Signature of Stockholder(s)	Date:

NOTE:	If casting your vote by mail, please date and sign exactly as your name appears above and return this card in the enclosed envelope.

----------------------------------------------------------------------------------------------------------------------------------------------

/\ If Casting Votes By Mail, Detach Here and Return Properly Executed Proxy Solicitation/Voting Instruction Card in Enclosed Envelope /\

ADMISSION TICKET

(Please bring this ticket with you if you are attending the meeting)

Annual Meeting of Stockholders — Thursday, April 25, 2002
Marina Ballroom — 10:30 a.m. (Pacific time)
San Diego Marriott Hotel
333 West Harbor Drive
San Diego, California 92101

LOCKHEED MARTIN CORPORATION
Proxy Solicitation/Voting Instruction Card For
Annual Meeting of Stockholders

PROXY	The undersigned hereby appoints Gwendolyn S. King, Douglas H. McCorkindale and Douglas C. Yearley, each of them proxies of the undersigned with respect to common stock of Lockheed Martin Corporation (the “Corporation”) owned by the undersigned, with full power of substitution, to vote and act for the undersigned at the Annual Meeting of Stockholders of the Corporation to be held at 10:30 a.m., Pacific time, on April 25, 2002, at the San Diego Marriott Hotel, 333 West Harbor Drive, San Diego, California, and at any adjournment or postponement thereof. If the undersigned is a participant in one or more of the Corporation’s 401(k) or capital accumulation plans and has stock allocated to his or her account(s), the undersigned hereby instructs the Trustee of the plan(s) to vote such shares of stock in accordance with the instructions on the reverse side of this card at the Annual Meeting and any adjournment thereof in accordance with its discretion on such other matters as may properly come before the meeting. A proportionate number of shares of stock not yet allocated to participants’ accounts in the Lockheed Martin Corporation Salaried Savings Plan will be voted in accordance with the instructions of each participant in the plan who has ESOP match shares allocated to his or her account, unless the participant elects not to provide instructions with respect to such shares on the reverse side of this card. Allocated plan shares for which no card is received will be voted by the Trustee at its discretion. Unallocated shares for which no instructions are received will be voted by the Trustee in the same proportion as unallocated shares for which instructions are timely received. Stockholders and plan participants are requested to mark, date and sign this card on the reverse side and to return it promptly in the enclosed envelope, or to vote by internet, access http://www.eproxyvote.com/lmt or to vote by telephone, dial toll-free 1-877-779-8683 (or 201-536-8073 toll call outside of U.S.).

To vote in accordance with the Board of Directors’ recommendations, please sign and date the reverse side; no boxes need to be checked.

SEE REVERSE SIDE

The Board of Directors is soliciting this Proxy Solicitation/Voting Instruction Card.

/\ If casting Votes By Mail, Detach Here and Return Properly Executed Proxy Solicitation/Voting Instruction Card in Enclosed Envelope /\

Annual Meeting of Stockholders
Thursday, April 25, 2002
San Diego Marriott Hotel
333 West Harbor Drive, San Diego, California 92101

You may vote your shares electronically by internet or telephone. Voting electronically will eliminate the need to mail a voted Proxy Solicitation/Voting Instruction Card. Please note that participants in the Lockheed Martin Salaried Savings Plan electing not to direct the voting of unallocated shares may not vote by telephone but may still vote using the internet. To vote by internet or telephone, please follow the steps below:

	Internet Voting Steps		Telephone Voting Steps

1)	Have this card (showing your voting control number in box on reverse side of this card) and your social security number/tax identification number available; then,	1)	Have this card (showing your voting control number in box on reverse side of this card) and your social security number/tax identification number available; then,

2)	Access http://www.eproxyvote.com/lmt	2)	Using a touch tone telephone, dial toll-free 1-877-779-8683 (or 201-536-8073 toll call outside of U.S.)

The internet and telephone voting systems preserve the confidentiality of your vote and will confirm your voting instructions with you before you cast your vote. You may also change your selections on any or all of the proposals to be voted.

YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.

U.S. TRUST COMPANY, N.A.

IMPORTANT NOTICE TO PARTICIPANTS WITH LOCKHEED
MARTIN CORPORATION COMMON STOCK ALLOCATED
TO THEIR ACCOUNTS IN CERTAIN
COMPANY SPONSORED SAVINGS PLANS

Dear Plan Participant:

     The enclosed 2002 proxy materials have been prepared by the Board of Directors of Lockheed Martin Corporation (“Lockheed Martin”) in connection with its solicitation of proxies for the Annual Meeting of Stockholders to be held on April 25, 2002.

     U.S. Trust Company, National Association (“U.S. Trust”) is a trustee with respect to the shares of Lockheed Martin Corporation common stock (“Common Stock”) held in the plans listed on the attachment hereto (the “Plans”). The enclosed Proxy Solicitation/Voting Instruction card is to be used for giving voting instructions to U.S. Trust with respect to shares held in the Plans and appointing proxies for voting shares owned outside of the Plans. This letter provides information concerning the voting of Common Stock held in the Plans.

     The recommendations of the Board of Directors with respect to matters to be voted upon at the Annual Meeting of Stockholders are printed on the voting instruction card. If you want to follow the Board’s recommendations on all matters, you can do so by signing, dating and returning the card in the enclosed postage-paid envelope without checking any of the boxes on the card. You may also provide voting instructions electronically by Internet or touch-tone telephone, as explained below.

     All matters to be voted upon at this meeting are extremely important and are described in the enclosed proxy materials. You should carefully read these materials and the following explanation of the voting pass-through rules of the Plans and how to complete and return the card or provide voting instructions electronically by Internet or telephone.

VOTING DEADLINE

     In order to ensure that your voting instructions to U.S. Trust are tabulated in a timely fashion, your voting instruction card, Internet or telephone instructions must be received no later than 5 p.m. Eastern Daylight Savings Time on April 19, 2002.

     If you wish to provide voting instructions by returning a voting instruction card, you must complete, sign, date and return your card in the envelope provided in time for it to be received by the voting deadline. Please return your card in the envelope provided which is addressed to EquiServe Trust Company, N.A. the confidential vote tabulator for U.S. Trust.

U.S. TRUST’S RESPONSIBILITIES

     As a trustee with respect to the Common Stock held in the Plans, U.S Trust’s responsibilities include providing proxy materials to participants, ensuring the confidentiality of participants’ voting instructions, voting shares in accordance with participant instructions, and voting shares for which no instructions are received from participants.

HOW TO GIVE VOTING INSTRUCTIONS

     These instructions explain how you may give voting instructions to U.S. Trust with respect to both allocated and unallocated shares of Common Stock.

     Allocated Shares

     Only U.S. Trust can vote the shares of Common Stock held by the Plans. However, under the terms of the Plans, each participant is entitled to instruct U.S. Trust how to vote all shares allocated to his or her account. You may instruct U.S. Trust to vote for or against any particular matter or to abstain from voting on that matter. If you sign, date and return a voting instruction card but do not check any boxes on the card, U.S. Trust will vote the shares in accordance with the Board’s recommendations on the card.

     You may provide voting instructions to U.S. Trust by using the Internet or a touch-tone telephone. Simply access http://www.eproxyvote.com/lmt on the Internet or dial 1-877-779-8683 on a touch-tone telephone and follow the directions. You must have your voting instruction card and your social security number available when you vote by Internet or telephone. If you return a voting instruction card and also provide voting instructions by Internet and/or telephone, U.S. Trust will follow your latest instructions. For this purpose, the date on your voting instruction card will be the date for those instructions. If it is not possible to determine which voting instructions are the latest, U.S. Trust will follow your latest dated electronic voting instructions.

     Unallocated Shares

     The Lockheed Martin Corporation Salaried Savings Plan (“Salaried Savings Plan”) also holds shares of Common Stock which have not yet been allocated to any individual’s account. If you participate in the Salaried Savings Plan, you may choose to act as a “named fiduciary” under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and instruct U.S. Trust how to vote a proportionate number of unallocated shares based upon the ratio of the number of ESOP Match Shares currently allocated to your account to the number of ESOP Match Shares currently allocated to the account of all participants in the Salaried Savings Plan. Your voting instructions will automatically apply to a proportionate number of unallocated shares, unless you check the box on the card indicating that you do not want to provide voting instructions for those shares.

     Under ERISA, a person who agrees to act as a fiduciary becomes subject to the fiduciary responsibility rules of ERISA which rules require a fiduciary to act prudently, solely in the interest of all plan participants and beneficiaries and for the exclusive purpose of providing benefits to the plan participants and beneficiaries. A fiduciary who breaches the fiduciary responsibility rules of ERISA may be liable to the plan for any losses caused by the fiduciary’s actions. If you elect to act as a named fiduciary, you should exercise your voting rights prudently and in the interest of all participants and beneficiaries of the Salaried Savings Plan. If you do not wish to act as a named fiduciary for the unallocated shares, you must check the box on the voting instruction card indicating that you are not providing voting instructions for those shares.

     If you are a participant in the Salaried Savings Plan and do not wish to provide voting instructions for the unallocated shares, you may not vote by telephone but may still vote using the Internet.

     Failure to Provide Instructions

     If you fail to sign, date and return a card or vote by Internet or telephone, U.S. Trust will vote shares allocated to your account in its sole discretion. If timely voting instructions for unallocated shares are not received from all participants who have ESOP Match Shares allocated to their accounts, U.S. Trust will vote the remaining unallocated shares in the same proportions as those for which timely voting instructions have been received. Accordingly, the exact number of unallocated shares which will be voted in accordance with your voting instructions cannot be determined until all timely participant instructions have been received.

CONFIDENTIALITY

     Your voting instructions to U.S. Trust are confidential. U.S. Trust will not disclose how you voted or if you voted, unless required to do so by law. You should feel free to instruct U.S. Trust to vote in the manner you think is best.

QUESTIONS

     If you have any questions about your voting rights under the Plan, the voting instruction card or the confidentiality of your vote, please contact U.S. Trust between the hours of 8:30 a.m. and 4:00 p.m. Pacific time at 1-800-535-3093.

U.S. TRUST COMPANY, National Association
Common Stock Trustee

ATTACHMENT

PLAN #	PLAN

1	SANDIA CORPORATION SAVINGS AND INCOME PLAN

2	SANDIA CORPORATION SAVINGS AND SECURITY PLAN

3	LOCKHEED MARTIN GLOBAL TELECOMMUNICATIONS SAVINGS INCENTIVE PLAN

4	LOCKHEED MARTIN CORPORATION HOURLY EMPLOYEE SAVINGS PLAN PLUS

5	LOCKHEED MARTIN CORPORATION CAPITAL ACCUMULATION PLAN

6	LOCKHEED MARTIN CORPORATION CAPITAL ACCUMULATION PLAN FOR HOURLY EMPLOYEES

7	LOCKHEED MARTIN CORPORATION OPERATION SUPPORT SAVINGS PLAN

8	LOCKHEED MARTIN CORPORATION PERFORMANCE SHARING PLAN FOR BARGAINING EMPLOYEES

9	LOCKHEED MARTIN CORPORATION PERFORMANCE SHARING PLAN FOR PUERTO RICO EMPLOYEES

10	LOCKHEED MARTIN CORPORATION RETIREMENT SAVINGS PLAN FOR SALARIED EMPLOYEES

11	LOCKHEED MARTIN CORPORATION SALARIED SAVINGS PLAN*

12*	(match shares are shown separately on voting instruction card)

13	LOCKHEED MARTIN CORPORATION SAVINGS AND INVESTMENT PLAN FOR HOURLY EMPLOYEES

14	LOCKHEED MARTIN CORPORATION BASIC BENEFIT PLAN FOR HOURLY EMPLOYEES

15	USA RETIREMENT SAVINGS PLAN